EXHIBIT 2.1

                                                                  EXECUTION COPY
                                                                  --------------

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             CATHAY GENERAL BANCORP

                                   CATHAY BANK

                                       AND

                               GREAT EASTERN BANK

                          DATED AS OF FEBRUARY 16, 2006

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
ARTICLE I      THE OFFER AND THE MERGER.............................................................    1
     1.1            Definitions.....................................................................    1
     1.2            The Offer.......................................................................    1
     1.3            The Merger......................................................................    4
     1.4            Merger Closing; Merger Effective Time...........................................    4
     1.5            Effects of the Merger...........................................................    5
     1.6            Conversion of Company Common Stock..............................................    5
     1.7            Cathay Capital Stock; Buyer Capital Stock.......................................    6
     1.8            Articles of Incorporation.......................................................    6
     1.9            Bylaws..........................................................................    6
     1.10           Directors and Officers..........................................................    7

ARTICLE II     Delivery of Offer Consideration and Merger Consideration.............................    7
     2.1            Surrender of Company Common Stock...............................................    7
     2.2            Election and Allocation Procedures..............................................    8
     2.3            Further Transfers of Company Common Stock.......................................   13
     2.4            Dissenting Shares...............................................................   13
     2.5            Alternative Method..............................................................   13

ARTICLE III    Disclosure Schedules; Representations and Warranties of the Company and Cathay.......   13
     3.1            Disclosure Schedule.............................................................   13

ARTICLE IV     Representations and Warranties of the Company........................................   14
     4.1            Corporate Organization..........................................................   14
     4.2            Capitalization..................................................................   14
     4.3            Authority; No Violation.........................................................   15
     4.4            Consents and Approvals..........................................................   15
     4.5            Regulatory Reports..............................................................   16
     4.6            Financial Statements; Methods of Accounting.....................................   17
     4.7            Broker's Fees...................................................................   17
     4.8            Absence of Certain Changes or Events............................................   17
     4.9            Legal Proceedings...............................................................   19
     4.10           Taxes...........................................................................   19
     4.11           Employee Benefit Plans..........................................................   20
     4.12           Disclosure Controls and Procedures..............................................   21
     4.13           Company Information.............................................................   21
     4.14           Compliance with Applicable Law..................................................   22
     4.15           Contracts.......................................................................   23
     4.16           Environmental Matters...........................................................   24
     4.17           Derivative Transactions.........................................................   24
     4.18           Opinion.........................................................................   24

     4.19           Approvals.......................................................................   25
     4.20           Loans and Deposits..............................................................   25
     4.21           Property........................................................................   26
     4.22           Labor Matters...................................................................   27
     4.23           Insurance.......................................................................   27
     4.24           Absence of Undisclosed Liabilities..............................................   27
     4.25           Qualification as Reorganization.................................................   28
     4.26           Full Disclosure.................................................................   28

ARTICLE V      Representations and Warranties of Cathay and Buyer...................................   28
     5.1            Corporate Organization..........................................................   28
     5.2            Authority; No Violation.........................................................   29
     5.3            Consents and Approvals..........................................................   30
     5.4            Broker's Fees...................................................................   30
     5.5            Cathay Information..............................................................   30
     5.6            Access to Funds.................................................................   30
     5.7            Approvals.......................................................................   30
     5.8            Legal Proceedings...............................................................   30
     5.9            Compliance with Applicable Law..................................................   30
     5.10           Regulatory Reports..............................................................   31
     5.11           Full Disclosure.................................................................   32
     5.12           Capitalization..................................................................   32
     5.13           Financial Statements............................................................   33
     5.14           Absence of Certain Changes or Events............................................   33
     5.15           Taxes...........................................................................   33
     5.16           Disclosure Controls and Procedures..............................................   34
     5.17           Absence of Undisclosed Liabilities..............................................   34
     5.18           Qualification as Reorganization.................................................   34

ARTICLE VI     Covenants Relating to Conduct of Business............................................   35
     6.1            Covenants of the Company........................................................   35
     6.2            Covenants of Cathay.............................................................   38
     6.3            Covenants of Both the Company and Cathay........................................   38

ARTICLE VII    Additional Agreements................................................................   39
     7.1            Regulatory Matters..............................................................   39
     7.2            No Solicitation by the Company..................................................   42
     7.3            Access to Information...........................................................   43
     7.4            Confidentiality.................................................................   44
     7.5            Notification of Certain Matters.................................................   44
     7.6            Employee Benefit Plans..........................................................   44
     7.7            Indemnification.................................................................   45
     7.8            Reasonable Efforts; Additional Agreements.......................................   46
     7.9            Environmental/ Undisclosed Liabilities Pool.....................................   47

ARTICLE VIII   Conditions Precedent.................................................................   47
     8.1            Conditions to Each Party's Obligation To Effect the Merger......................   47
     8.2            Conditions to Obligations of Cathay and Buyer...................................   48
     8.3            Conditions to Obligations of the Company........................................   49
     8.4            Frustration of Closing Conditions...............................................   50

ARTICLE IX     Termination and Amendment............................................................   50
     9.1            Termination.....................................................................   50
     9.2            Effect of Termination...........................................................   52
     9.3            Amendment.......................................................................   53
     9.4            Extension; Waiver...............................................................   53

ARTICLE X      General Provisions...................................................................   53
     10.1           Nonsurvival of Representations, Warranties and Agreements.......................   53
     10.2           Expenses........................................................................   53
     10.3           Notices.........................................................................   53
     10.4           Interpretation..................................................................   54
     10.5           Counterparts....................................................................   54
     10.6           Entire Agreement................................................................   55
     10.7           Governing Law...................................................................   55
     10.8           Enforcement of Agreement........................................................   55
     10.9           Severability....................................................................   55
     10.10          Publicity.......................................................................   55
     10.11          Assignment; No Third Party Beneficiaries........................................   56
     10.12          Fax Signatures..................................................................   56

ANNEX I        Conditions to the Offer

APPENDIX I -- Definitions  I-1

EXHIBIT A  -- Form of Plan and Agreement of Merger

EXHIBIT B  -- Form of California Certificates

EXHIBIT C  -- Form of New York Certificates

EXHIBIT D  -- Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2006 (this "Agreement"), is entered into by and among Cathay General Bancorp, a Delaware corporation, registered under the Bank Holding Company Act of 1956, as amended ("Cathay"), Cathay Bank, a California state-chartered bank and a wholly owned subsidiary of Cathay ("Buyer"), and Great Eastern Bank, a New York state-chartered bank (the "Company").

                  WHEREAS, the Boards of Directors of Cathay, Buyer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Cathay will, subject to the terms and conditions set forth herein, make a tender offer (the "Offer") for all of the issued and outstanding shares of Company Common Stock (as defined below) and following the consummation or expiration of the Offer the Company will merge with and into Buyer, with Buyer being the surviving entity (the "Merger");

                  WHEREAS, the aggregate consideration to be offered to shareholders of the Company pursuant to the Offer and to be paid to shareholders of the Company in the Merger would consist of a combination of cash and shares of Cathay Common Stock with a value of $58.44 for each share of Company Common Stock acquired in the Offer or converted in the Merger;

                  WHEREAS, the parties intend for the Offer and the Merger, taken together (or if the Offer is not consummated, the Merger) to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger; and

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

         1.1 Definitions. The defined terms used in this Agreement have the meanings set forth on Appendix I hereto.

         1.2      The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and after the date hereof and prior to the commencement of the Offer none of the conditions set forth in Annex I hereto (the "Tender Offer Conditions") shall be incapable of being satisfied prior to the Offer Closing Date, as promptly as practicable, but not later than 10 Business Days following the date hereof, Cathay shall (i) commence an offer to purchase any and all outstanding shares of Company Common Stock for a per share consideration of either (A) an amount in cash, without interest, equal to $58.44 (the "Per Share Cash Consideration") or (B) that number of shares of Cathay Common Stock equal to the Exchange Ratio (collectively with the Per Share Cash Consideration, the "Offer Consideration"), subject to the provisions of Section 2.2(d) with respect to the aggregate number of shares of Cathay Common Stock issued and the aggregate amount of cash paid, (ii) cause the Offer to remain open for 20 Business Days, (iii) take the actions set forth in Section 1.2(d) below and (iv) take all other actions as required by law. The obligation of Cathay to accept for payment or pay for any shares of Company Common Stock tendered pursuant thereto will be subject only to the satisfaction or waiver of the Tender Offer Conditions.

         (b) Without the prior written consent of the Company, Cathay shall not (i) impose conditions to the Offer in addition to the Tender Offer Conditions, (ii) modify or amend the Tender Offer Conditions or any other term of the Offer in a manner adverse to the holders of shares of Company Common Stock, (iii) reduce the number of shares of Company Common Stock subject to the Offer, (iv) reduce the Offer Consideration, (v) except as provided in the following sentence, extend the Offer if all of the Tender Offer Conditions are satisfied or waived, or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Cathay may, in accordance with applicable law, at its sole discretion, and without the consent of the Company, extend the Offer at any time, and from time to time, (x) if at the then-scheduled expiration date of the Offer, any of the Tender Offer Conditions shall not have been satisfied or waived, and (y) for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission or its staff applicable to the Offer; provided further, that if the Minimum Condition has been satisfied, Cathay may at its option and to the extent permitted by applicable law, accept the tendered shares for payment and extend the Offer pursuant to a subsequent offering period for an aggregate period of not more than 20 Business Days (for all such extensions).

         (c) In connection with the Offer, the Company will promptly furnish Cathay with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date and shall furnish Cathay with such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Cathay or its agents may reasonably request in communicating the Offer to the Company's record and beneficial shareholders.

         (d) Provided that this Agreement shall not have been terminated in accordance with Article IX and after the date hereof and prior to the commencement of the Offer none of the Tender Offer Conditions shall be incapable of being satisfied prior to the Offer Closing Date, as promptly as practicable, but no later than 10 Business Days following the date hereof, Cathay shall mail to the holders of shares of Company Common Stock (i) an offer to purchase, (ii) forms of the related letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (iii) a Tender Election Form (which may be incorporated into the letter of transmittal) to be completed, signed and returned to the Exchange Agent by each such holder,

(iv) appropriate and necessary documentation enabling such holder to establish, if applicable, that such holder is an Accredited Investor, (v) appropriate and necessary documentation enabling such holder to establish, if applicable, an exemption from tax withholding in connection with payment of the Offer Consideration to each such holder, (vi) instructions regarding the documentation described in clauses (i) through (v) above for use in effecting the surrender of the Certificates and (vii) any related documents (all such forms and documents, together with all supplements or amendments thereto, collectively, the "Offer Documents"). The instructions with respect to the Tender Election Forms shall specify that the materials specified in clauses (ii), (iii) and (v) above, properly completed and duly executed, are required to be returned to the Exchange Agent, accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by the Tender Election Form submitted by such holder, and
(z) delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Cathay agrees that the Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments or supplements thereto before they are mailed.

         (e) The Company represents that the Board of Directors of the Company, at meetings duly called and held, has (i) determined by unanimous vote of the Directors voting, that the Offer and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved the Offer, the Merger and this Agreement and the transactions contemplated hereby in accordance with applicable law, and (iii) resolved to recommend acceptance of the Offer and approval of the Merger by the Company's shareholders. The Company shall mail to the holders of shares of Company Common Stock, on the date of the mailing by Cathay of the Offer Documents (as defined below), a Solicitation/Recommendation Statement (together with any amendments or supplements thereto, the "Company Response"), which will set forth the determination, approval and recommendation of the Board of Directors of the Company described in this Section 1.2(e). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in this Section 1.2(e). The Company agrees that Cathay and its counsel shall be given an opportunity to review and comment on the Company Response and any amendments or supplements thereto before they are mailed.

         (f) Subject to the terms and conditions of this Agreement, promptly following the expiration of the Offer, if the Tender Offer Conditions have been satisfied (or to the extent permitted by applicable law, waived by Cathay), Cathay shall accept all of the tendered shares of Company Common Stock for payment. The date on which Cathay accepts such shares for payment shall be referred to herein as the "Offer Closing Date". For the avoidance of doubt and without limiting Cathay's obligations hereunder with respect to the Merger, if on the expiration of the Offer, the Tender Offer Conditions are not satisfied or waived, Cathay shall not be obligated to consummate the Offer or purchase any shares of Company Common Stock pursuant thereto.

         (g) Notwithstanding any other provision hereof, no fractional shares of Cathay Common Stock shall be issued to holders of Company Common Stock pursuant to the Offer. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Cathay Common Stock shall receive, at the time of Cathay's payment for the shares of Company Common Stock, an amount in cash, rounded to the nearest penny, equal to the product of (i) the Per Share Cash Consideration multiplied by (ii) the fraction of a share of Cathay Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.

         (h) Subject to the satisfaction or waiver of the Tender Offer Conditions and Section 1.2(b), Cathay shall accept for payment and acquire the shares of Company Common Stock tendered pursuant the Offer promptly following the expiration of the Offer.

         1.3 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the NYBL, the NYBCL, the CFC, the CGCL and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), at the Merger Effective Time, the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall be "Cathay Bank." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Code Section 368 and the regulations thereunder.

         1.4      Merger Closing; Merger Effective Time.

         (a) Merger Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Merger Closing") will take place at 10:00 a.m. on the fifth (5th) Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Merger Closing) (the "Merger Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, New York, NY 10019 unless another time, date or place is agreed to in writing by the parties hereto.

         (b) Merger Effective Time. Subject to the provisions of this Agreement, a plan and agreement of merger complying with the applicable provisions of Section 1101 of the CGCL and Articles III-A, 5-C and XIII of the NYBL (the "Plan and Agreement of Merger"), officers' certificates complying with
Section 1103 of the CGCL and Section 4800 et seq. of the CFC (the "California Certificates") and officers' certificates complying with Article XIII of the NYBL (the "New York Certificates"), in substantially the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively, shall be duly executed and filed with the New York Superintendent of Banks, the Secretary of State of the State of California (the "California Secretary") and in the offices of such officials of the State of New York and its political subdivisions as may be necessary or proper to effect and evidence the Merger, including the Secretary of State of the State of New York (the "New York Filing Officers") and with the Commissioner of Financial Institutions of the State of California (the "California Commissioner") on the Merger Closing Date by the Company and Buyer. The Merger shall become effective at such time as the filings with the California Secretary and the New York Filing Officers of the Plan and Agreement of Merger become effective and a copy of the Plan and Agreement of Merger as certified by the California Secretary with the approval of the California Commissioner endorsed thereon is filed in the office of the California Commissioner pursuant to Section 4887 of the CFC (the "Merger Effective Time").

         1.5 Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL, Section 602 of the NYBL and Section 4800 et seq. of the CFC.

         1.6      Conversion of Company Common Stock.

         (a) At the Merger Effective Time, subject to the exceptions and limitations set forth in Article II hereof, each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than (y) any shares of Company Common Stock held directly or indirectly by the Company or Cathay (except for Trust Account Shares and DPC Shares) and (z) Dissenting Shares), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and be converted into the right to receive (A) if the Offer has been consummated, an amount in cash, without interest, equal to the Per Share Cash Consideration or (B) if the Offer has not been consummated, at the election of the holder thereof as provided in Section 2.2 hereof, either (i) that number of shares of Cathay Common Stock equal to the Exchange Ratio or (ii) an amount in cash, without interest, equal to the Per Share Cash Consideration (collectively, the "Merger Consideration"), subject to the limitations set forth in Section 2.2(d) on the aggregate number of shares of Cathay Common Stock issued and the aggregate amount of cash paid in exchange for all shares of Company Common Stock.

         (b) Notwithstanding any other provision hereof, no fractional shares of Cathay Common Stock shall be issued to holders of Company Common Stock in the Merger. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Cathay Common Stock shall receive, at the time of surrender of the Certificate or Certificates, an amount in cash, rounded to the nearest penny, equal to the product of (i) the Per Share Cash Consideration multiplied by (ii) the fraction of a share of Cathay Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.

         (c) At the Merger Effective Time, all shares of Company Common Stock that are owned directly or indirectly by the Company or Cathay (other than owned directly or indirectly by any of Cathay's Subsidiaries) (other than shares of Company Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares and shares of Company Common Stock which are similarly held being referred to herein as "Trust Account Shares") or
(ii) in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Cathay Common Stock which are similarly held, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. At the Merger Effective Time, each share of Company Common Stock that is owned directly or indirectly by any of Cathay's Subsidiaries shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and be converted into that number of shares of Cathay Common Stock equal to the Exchange Ratio.

         (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Merger Effective Time and as to which shareholders have given notice of their intention to assert dissenters rights in accordance with Section 6022 of the NYBL (such shares being referred to herein as "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 604 and 6022 of the NYBL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his demand for payment for such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair market value of such shares as provided in Sections 604 and 6022 of the NYBL, such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Common Stock as contemplated by Sections 604 and 6022 of the NYBL, and each of such shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted into the right to receive, as of the Merger Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.6(a) and
Article II hereof, as Undesignated Shares. Prior to the earlier of the consummation of the Offer and the Merger Effective Time, the Company shall give Cathay prompt notice of any demands for payment for shares of Company Common Stock pursuant to Section 6022 of the NYBL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Cathay shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the earlier of the consummation of the Offer and the Merger Effective Time, the Company shall not, except with the prior written consent of Cathay, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         1.7 Cathay Capital Stock; Buyer Capital Stock. Each share of the capital stock of Buyer issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger, and such shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation. Each share of Cathay Capital Stock issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.

         1.8 Articles of Incorporation. At the Merger Effective Time, the Articles of Incorporation of Buyer, as in effect at the Merger Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

         1.9 Bylaws. At the Merger Effective Time, the Bylaws of Buyer, as in effect immediately prior to the Merger Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.10     Directors and Officers.

         (a) No later than the fifth Business Day following the commencement of the Offer, the directors of the Company shall submit their resignations conditioned upon and effective only on the Offer having been consummated and the Minimum Condition having been satisfied, and the Company and its directors shall take all such actions necessary to cause those persons designated by Cathay to be nominated as their replacements.

         (b) The directors and officers of Buyer immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Buyer until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

            DELIVERY OF OFFER CONSIDERATION AND MERGER CONSIDERATION

         2.1      Surrender of Company Common Stock.

         (a) Prior to the Offer Closing Date, Cathay shall appoint American Stock Transfer & Trust Co., or its successor, or any other bank or trust company mutually acceptable to Cathay and the Company, as paying agent and exchange agent (the "Exchange Agent") for the purpose of exchanging Certificates representing shares of Company Common Stock pursuant to the Offer and the Merger. At or prior to the Offer Closing Date, Cathay shall deposit with the Exchange Agent (i) such number of certificates of Cathay Common Stock representing the shares of Cathay Common Stock issuable pursuant to the Offer and (ii) immediately available funds in an amount representing the cash payable pursuant to the Offer. At or prior to the Merger Closing Date, Cathay shall deposit with the Exchange Agent (i) if the Offer has not been consummated, such number of certificates of Cathay Common Stock representing the shares of Cathay Common Stock issuable pursuant to the Merger and (ii) immediately available funds in an amount representing the cash payable pursuant to the Merger.

         (b) Cathay shall direct the Exchange Agent to mail on the Mailing Date (if the Offer has not been consummated) or promptly following the Merger Closing Date (if the Offer has been consummated) to each holder of record of a certificate or certificates representing any such shares of Company Common Stock (each, a "Certificate"): (i) a letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (ii) if the Offer has not been consummated, a Merger Election Form to be completed, signed and returned to the Exchange Agent by each such holder, (iii) appropriate and necessary documentation enabling such holder to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to each such holder, and (iv) instructions regarding the documentation described in clauses (i) through (iii) above for use in effecting the surrender of the Certificates. The instructions shall specify that (w) Merger Election Forms, properly completed and duly executed, are required to be returned to the Exchange Agent by the Election Deadline (if the Offer has not been consummated),
(x) the materials specified in clauses (i) and (iii) above, properly completed and duly executed, are required to be returned to the Exchange Agent, accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by the Merger Election Form submitted by such holder, (y) delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (z) upon surrendering a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Cathay, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.2), and the Certificate so surrendered shall forthwith be canceled.

         (c) If any payment of the Merger Consideration or the Offer Consideration for shares of Company Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be conditions of such payment that the Certificate be presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer of ownership thereof, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer costs and expenses, including taxes, required by reason of the payment of the Merger Consideration or the Offer Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such transfer costs and expenses have been paid or are not payable.

         (d) Until surrendered as contemplated by this Section 2.1 and except as otherwise provided herein, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Common Stock should be unable to surrender the Certificates representing such shares, because the Certificates have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by Cathay, the posting by such person of a bond in such amount as may be determined to be adequate by Cathay as indemnity against any claim that may be made against it with respect to such Certificates, such holder shall be entitled to receive the Merger Consideration. No interest shall be paid on the Merger Consideration.

         2.2      Election and Allocation Procedures.

         (a) In accordance with Section 2.1(b) hereof, if the Offer has not been consummated, an election form ("Merger Election Form" and together with the Tender Election Form, the "Election Forms") and the other materials specified in
Section 2.1(b)(i)-(iv) hereof, as well as other appropriate and customary transmittal materials, in such form as Cathay and the Company shall mutually agree shall be mailed no less than thirty-five (35) days prior to the anticipated Merger Effective Time or on such other date as the Company and Cathay shall mutually agree ("Mailing Date") to each holder of record of Company Common Stock as of a date no earlier than five (5) Business Days prior to the Mailing Date ("Merger Election Form Record Date"). Cathay shall make available one or more Merger Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock after the Merger Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. If the Offer has been consummated, this Section 2.2 shall not apply to the Merger.

         (b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Cathay Common Stock (a "Stock Election") with respect to all of such holder's Company Common Stock, (ii) cash (a "Cash Election") with respect to all of such holder's Company Common Stock or (iii) Cathay Common Stock with respect to a percentage of such holder's Company Common Stock (a "Combination Stock Election") and cash with respect to the remainder of such holder's Company Common Stock (a "Combination Cash Election"), subject to the provisions contained in this Agreement; provided, in the case of a Tender Election Form, such holder may only make a valid Stock Election or a valid Combination Stock Election and Combination Cash Election on the express condition that such holder has provided Cathay with the necessary documentation to establish that such holder is an Accredited Investor. Any Company Common Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Tender Election Form prior to the expiration of the Offer or a Merger Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

         (c) Any Election shall have been properly made and effective with respect to the Offer only if the Exchange Agent shall have actually received a properly completed Tender Election Form prior to the expiration of the Offer and with respect to the Merger only if the Exchange Agent shall have actually received a properly completed Merger Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as Cathay and the Company may mutually agree (the "Election Deadline"). Each Election Form shall only be deemed properly completed to the extent an Election is indicated for shares of Company Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the applicable Election Deadline. In the event an Election Form is revoked prior to the applicable Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election Form is properly completed and made with respect to such shares on or before the Election Deadline, and, if such revoked Election Form was delivered to the Exchange Agent accompanied by Certificates represented by such Election Form, Cathay shall cause such Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, withdrawal or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Cathay and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Cathay nor the Exchange Agent shall be under any obligation to notify any person of any defect in any Election Form.

         (d) For purposes of the Offer (if it is consummated) and the Merger, the allocation among the holders of shares of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

                  (i) Number of Stock Elections is Less Than the Minimum Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the applicable Election Deadline) is less than the Minimum Stock Conversion Number, then

                           (A) each Stock Election Share will, in the case of the Offer, be acquired by Cathay for the Per Share Stock Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the Per Share Stock Consideration,

                           (B) the Exchange Agent will allocate from among the Undesignated Shares, pro rata to the holders of Undesignated Shares in accordance with their respective numbers of Undesignated Shares, a sufficient number of Undesignated Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Minimum Stock Conversion Number, and each such allocated Undesignated Share (each, a "Stock-Selected Undesignated Share") will, in the case of the Offer, be acquired by Cathay for the Per Share Stock Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the Per Share Stock Consideration; provided that if the sum of all Undesignated Shares and Stock Election Shares is equal to or less than the Minimum Stock Conversion Number, all Undesignated Shares will be Stock-Selected Undesignated Shares; and provided further that, in the case of the Offer, the allocation described in this Section 2.2(d)(i)(B) shall be made only from among Undesignated Shares held by Accredited Investors,

                           (C) if the sum of Stock Election Shares and Undesignated Shares is less than the Minimum Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares (other than any shares of Company Common Stock owned by Cathay or any of its Subsidiaries), pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Undesignated Shares equals as closely as practicable the Minimum Stock Conversion Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will, in the case of the Offer, be acquired by Cathay for the Per Share Stock Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the Per Share Stock Consideration; provided that, in the case of the Offer, the allocation described in this Section 2.2(d)(i)(C) shall be made only from among Cash Election Shares held by Accredited Investors, and

                           (D) each Undesignated Share that is not a Stock-Selected Undesignated Share and each Cash Election Share that is not a Converted Cash Election Share will, in the case of the Offer, be acquired by Cathay for the Per Share Cash Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the right to receive the Per Share Cash Consideration.

         Nothing in this Section 2.2(d)(i) shall be deemed to require Cathay to waive the Accredited Investor Condition.

                  (ii) Number of Stock Elections is Greater Than the Maximum Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than the Maximum Stock Conversion Number, then

                           (A) each Cash Election Share and Undesignated Share will, in the case of the Offer, be acquired by Cathay for the Per Share Cash Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the right to receive the Per Share Cash Consideration,

                           (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of Converted Stock Election Shares equals as closely as practicable the Maximum Stock Conversion Number, and each Converted Stock Election Share will, in the case of the Offer, be acquired by Cathay for the Per Share Cash Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the right to receive the Per Share Cash Consideration, and

                           (C) each Stock Election Share that is not a Converted Stock Election Share will in the case of the Offer, be acquired by Cathay for the Per Share Stock Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the Per Share Stock Consideration.

                  (iii) Number of Stock Elections is Greater than or Equal to the Minimum Stock Conversion Number and Less than or Equal to the Maximum Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than or equal to the Minimum Stock Conversion Number and less than or equal to the Maximum Stock Conversion Number, then

                           (A) each Stock Election Share will, in the case of the Offer, be acquired by Cathay for the Per Share Stock Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the Per Share Stock Consideration, and

                           (B) each Cash Election Share and Undesignated Share will, in the case of the Offer, be acquired by Cathay for the Per Share Cash Consideration and, in the case of the Merger, as of the Merger Effective Time, be converted into the right to receive the Per Share Cash Consideration.

                  (iv) Notwithstanding any other provision of this Agreement, after application of the allocation rules set forth in the preceding subsections of this Section 2.2(d), Cathay shall be authorized to reallocate cash and shares of Cathay Common Stock among the holders of the Company Common Stock in good faith and in such a manner as Cathay reasonably determines to be fair and equitable, or to vary the number of shares of Cathay Common Stock to be issued in the Offer or, if the Offer is not consummated, the Merger, if and to the extent necessary in Cathay's reasonable discretion to secure the tax opinions described in Section 8.2(i) and Section 8.3(e) below.

                  (v) Notwithstanding any other provision of this Agreement (other than Section 2.2(d)(iii) hereof), all shares of Company Common Stock which are outstanding immediately prior to the Merger Effective Time and that have ceased to be Dissenting Shares shall be deemed "Undesignated Shares."

         (e)      In the case of the Merger, the calculations required by
Section 2.2(d) above shall be prepared by Cathay prior to the Merger Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Cathay and furnished to the Company at least two (2) Business Days prior to the Merger Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Cathay Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

         (f) In the case of the Merger, no dividends or other distributions of any kind which are declared payable to holders of record of Cathay Common Stock after the Merger Effective Time will be paid to persons entitled to receive certificates representing such Cathay Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of Cathay Common Stock as to which the record date and payment date occurred after the Merger Effective Time and on or before the date of surrender.

         (g) All dividends or distributions, and any cash to be paid pursuant to Section 1.6(b) hereof in lieu of fractional shares, held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the date of the Merger Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to the Surviving Corporation, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of the Surviving Corporation for payment or delivery by the Surviving Corporation of such dividends or distributions or cash, as the case may be. Cathay, Buyer, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as Cathay, Buyer, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by Cathay, Buyer, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock in respect of whom such deduction and withholding was made by Cathay, Buyer, the Company or the Exchange Agent.

         2.3 Further Transfers of Company Common Stock. From and after the Merger Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock theretofore outstanding shall thereafter be made. If, after the Merger Effective Time, Certificates representing such shares are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

         2.4 Dissenting Shares. Any Dissenting Shares of Company Common Stock held by persons who have perfected their rights with respect to such dissenting shares under Section 6022 of the NYBL shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled to such rights as are granted them by Sections 604 and 6022 of the NYBL. Each holder of Dissenting Shares who is entitled to payment for such holder's shares of Company Common Stock pursuant to Sections 604 and 6022 of the NYBL shall only receive payment from the Surviving Corporation in an amount as determined pursuant to the procedures set forth in Section 6022 of the NYBL.

         2.5 Alternative Method. Subject to Section 1.2(b), but notwithstanding any other provision of this Agreement to the contrary, upon written notice to the Company, Cathay may, at any time prior to the Merger Effective Time, to the extent permitted by law without a further vote of the shareholders of the Company, change the method of effecting the Merger, the Offer or the making of Merger Consideration or the Offer Consideration available to the Company's shareholders if, and to the extent, it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or change the Offer Consideration or the Merger Consideration or the status of the Offer and the Merger, taken together (or if the Offer is not consummated, the Merger), as a "reorganization" within the meaning of section 368(a) of the Code.

                                   ARTICLE III

 DISCLOSURE SCHEDULES; REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CATHAY

         3.1 Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Cathay, and Cathay has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Cathay, the "Cathay Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Cathay, or to one or more of such party's covenants contained in Article VI.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Cathay, as of the date hereof and as of the Offer Closing Date and, if the Offer is not consummated, the Merger Closing Date, as follows:

         4.1      Corporate Organization.

         (a) The Company is a banking corporation duly organized, duly licensed, validly existing and in good standing under the corporate and banking laws of the State of New York, and is a New York state-chartered bank. The Company is a member of the FRB. The deposit accounts of the Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. True and correct copies of the Organization Certificate and Bylaws of the Company as in effect on the date of this Agreement have previously been made available to Cathay.

         (b) The Company (i) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

         (c)      The Company does not have any Subsidiaries.

         (d) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company's incorporation of its shareholders and Board of Directors (including committees of its Board of Directors).

         (e) For purposes of assessment of FDIC premiums, the Company's category is 1A.

         4.2 Capitalization. The authorized capital stock of the Company consists of 3,500,000 shares of Company Capital Stock. As of December 31, 2005, there are (i) 1,728,333 shares of Company Common Stock outstanding, (ii) no shares of Company preferred stock outstanding, (iii) 3,125 shares of Company Capital Stock held as treasury stock by the Company, and (iv) no shares of Company Capital Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company. Cathay General Bancorp ("Cathay") has issued a press release dated September 6, 2005 indicating that Cathay has entered into option agreements with shareholders of the Company giving Cathay the right to purchase approximately 41% of the outstanding shares of the Company (the "Cathay Options"); none of the Cathay Options was entered into with the approval or consent of the Company. True, correct and complete copies of the share journal and stock transfer ledger of the Company as of the date of this Agreement have been made available to Cathay concurrently with the execution of this Agreement, and such documents accurately reflect the shareholders of record of the Company.

         4.3      Authority; No Violation.

         (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Except for the approval of the shareholders of the Company at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (collectively, the "Consents"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Cathay and Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organization Certificate or Bylaws of the Company, or (ii) assuming that the Consents and the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or to any of its properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a "Lien") upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

         4.4      Consents and Approvals.

         (a) Except for (i) the filing by Cathay of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the "FRB Application"), and approval or waiver of such application, (ii) the filing of an application with the FDIC under the Bank Merger Act and the Interstate Act (the "FDIC Application") and approval of such application, (iii) the filing of applications and/or notices, as applicable, with the CADFI, the NYSBD and/or the New York Banking Board, and, if required by law, the Federal Reserve System (the "State Banking Approvals and Notices"), (iv) the filing, if required by law in connection with the Merger, by Cathay of the S-4 Registration Statement with the SEC and effectiveness of the S-4 Registration Statement, (v) the filing of the Plan and Agreement of Merger, California Certificates and New York Certificates and other required filings with the New York Filing Officers, the California Secretary and the California Commissioner, and (vi) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby.

         (b) Except for the filings identified above in Section 4.4(a) above, the Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision in its Organization Certificate or Bylaws concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions (collectively, "Takeover Provisions").

         4.5      Regulatory Reports.

         (a) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with (i) the FRB and the FDIC and (ii) the NYSBD and any other state banking commission or any other state regulatory authority (each a "Regulatory Agency") and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and, except as disclosed on Schedule 4.5(a), no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2001. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

         (b) Schedule 4.5(b) sets forth each communication mailed by the Company to its shareholders since December 31, 2001, copies of which the Company has previously made available to Cathay, and no such communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has not registered any capital stock or transactions with the SEC under the Securities Act, and the Company is not required to file any reports with the SEC under Sections 13 or 15 of the Exchange Act. No enforcement action has been initiated against the Company by the SEC or the FRB relating to disclosures contained in any communication to the Company's shareholders.

         4.6 Financial Statements; Methods of Accounting. The Company has previously made available to Cathay copies of the balance sheets of the Company as of December 31 for the fiscal years 2001 through 2004 and the related statements of income, statement of changes in shareholders' equity and statement of cash flows for the fiscal years 2001 through 2004, in each case accompanied by the audit report of the Company's independent public accountants or independent registered public accountants, as applicable. The December 31, 2004 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements, (including the related notes, where applicable) complies, and any financial statements of the Company to be provided by the Company for inclusion in the S-4 Registration Statement will comply, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The non-audited, Company-prepared financial statements of the Company as of June 30, 2005 fairly present the financial condition of the Company as of that date (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount). The Company has not changed its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent registered public accountants.

         4.7 Broker's Fees. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a single fee or commission to, either Raymond James Financial, Inc. or The Advest Group, Inc. ("Company Advisor") in accordance with the terms of an agreement dated September 8, 2005 between The Advest Group, Inc. and the Company, a true and correct and complete copy of which has been previously delivered by the Company to Cathay.

         4.8      Absence of Certain Changes or Events.

         (a) Since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

         (b) Without limiting the generality of Section 4.8(a) hereof, except as set forth on the Company Disclosure Schedule, since December 31, 2004, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

                  (i) change in the Company's authorized or issued capital stock; grant by the Company of any stock option or right to purchase shares of Company Capital Stock; issuance of any security convertible into shares of Company Capital Stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of Company Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of Company Capital Stock;

                  (ii) amendment to the Organization Certificate or Bylaws of the Company;

                  (iii) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, stockholder, officer or director from the amount thereof in effect as of December 31, 2004 (except for increases which have been previously disclosed to Cathay), grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, or payment of any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice);

                  (iv) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (v) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the business, results of operations or financial condition of the Company;

                  (vi) entry into, termination of, or receipt of notice of termination of (I) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (II) any contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

                  (vii) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

                  (viii) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

                  (ix) strike, work stoppage, slow-down or other labor disturbance, or union organizing activities;

                  (x) entry into a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization; or

                  (xi) agreement, whether oral or written, by the Company to do or assist with any of the foregoing.

         4.9      Legal Proceedings.

         (a) The Company is not a party to any, and there are no pending or, to the Company's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of its assets which is material to the Company and which is not of general application to banks like the Company.

         4.10     Taxes.

         (a) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) or that are otherwise due and payable have been paid in full, (c) all Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable, and (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. No deficiencies for any Taxes have been proposed or assessed in writing with respect to the Company. There is no audit of any Tax Return of the Company in progress, and no Governmental Entity has notified the Company that it intends to audit any Tax Return of the Company. There are no matters under discussion with any Governmental Entity with respect to Taxes that could result in an additional amount of Taxes, and, to the knowledge of the Company, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No Liens for Taxes exist with respect to any of the Company's assets or properties except for statutory Liens for Taxes not yet due and payable.

         (b) The Company has paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes, and the charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (as determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. When required to do so, the Company has properly withheld Taxes on all non-resident deposit accounts.

         (c) The transaction contemplated herein, either by itself or in conjunction with any other transaction that the Company may have entered into or agreed to, will not give rise to any liability for Taxes under Section 355(e) of the Code for which the Company may in any way be held liable. The Company has not participated in any transaction that will make it in any way liable for any liability for Taxes under Section 355(e) of the Code.

         (d) The Company has not made or become obligated to make, nor will Cathay, Buyer or the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the Code (without regard to subsection
(b)(4) thereof) (or any corresponding provision of state, local or foreign law).

         (e) The Company is not now and has never been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which was the Company) and the Company has no liability for the Taxes of any person or entity (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. There exists no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

         4.11     Employee Benefit Plans.

         (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of: (i) each incentive compensation plan, deferred compensation plan and equity compensation plan; (ii) each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); and (iv) each employment, termination or severance agreement as well as each other employee benefit plan, fund, program, agreement or benefit arrangement (collectively, the "Plans"), which is sponsored or maintained, or to which contributions are made or required to be made, by the Company, or by any trade or business (whether incorporated or not) which is a member of a controlled group of corporations with the Company as defined in Section 414(b) or (c) of the Code, or an affiliated service group with the Company as defined in Section 414(m) or (o) of the Code (an "ERISA Affiliate"), for the benefit of any current or former employee, director or consultant of the Company or an ERISA Affiliate.

         (b) The Company has heretofore provided or made available to Cathay true and correct and complete copies of each of the Company's Plans (or, with respect to any Plan that is unwritten, a detailed written description of such Plan) and each of the following documents, if applicable: (i) the actuarial report for each such Plan for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service for each such Plan, (iii) a copy of the most recent summary plan description required for each such Plan under ERISA, (iv) a copy of the Form 5500 (with attachments) filed with the Internal Revenue Service for each such Plan for each of the last three years, (v) the most recent summary annual report for each Plan, (vi) all trust agreements, insurance contracts, or funding instruments related to each Plan,
(vii) all rulings, no-action letters, or advisory opinions from any governmental authority with respect to any Plan, and (viii) all summary material modifications and employee handbooks regarding the Plans.

         (c) Unless set forth on Section 4.11(c) of the Disclosure Schedules to the extent required, each of the Company's Plans is in compliance in all material respects with the applicable provisions of the Code and ERISA (including, but not limited to the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment, Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, and the American Jobs Creation Act of 2004); each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, or the prototype plan on which any such Plan is based, has received a favorable determination letter from the IRS; no Plan has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any material liability to or on account of a Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any Plan that is subject to Title IV of ERISA; no material "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty (30) -day notice period has been waived within the 60-month period preceding the date of this Agreement); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in
Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or the Code. Except as required by the Code, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee, or director of the Company, under any Plan. No Plan provides for any payment or funding for the continuation of medical, dental, life or disability coverage for any employee or former employee of the Company for any period of time beyond the end of the current plan year (except to the extent of coverage required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended.

         4.12 Disclosure Controls and Procedures. None of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

         4.13 Company Information. The information relating to the Company that is provided to Cathay by the Company or its representatives for inclusion in any document filed with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         4.14     Compliance with Applicable Law.  The Company:

         (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of "satisfactory" or better;

         (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company to carry on its business as currently conducted;

         (c) except as set forth in the Company Disclosure Schedule, has, since December 31, 2001, received no notification or communication from any Governmental Entity (i) asserting that the Company is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Company's FDIC deposit insurance; and

         (d) except as set forth in the Company Disclosure Schedule, is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company's Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and SNYBD) or the supervision or regulation of the Company, and the Company has not been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         4.15     Contracts.

         (a) Except as set forth in the Company Disclosure Schedule and except for agreements relating to Loans and deposits entered into in the ordinary course of business, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Cathay, any of its Subsidiaries, or the Company, to any director, officer, employee or consultant thereof (other than payment of the Merger Consideration or the Offer Consideration with respect to their shares of Company Common Stock) or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $25,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company, or (v) provides recourse to the Company or any former Subsidiary of the Company in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(a) (excluding agreements relating to Loans and deposits entered into in the ordinary course of business), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract." The Company has previously delivered or made available to Cathay true and correct and complete copies of each Company Contract.

         (b) (i) Each Company Contract is a valid and binding obligation of the Company and is in full force and effect, (ii) the Company has performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

         (c) Except as set forth in the Company Disclosure Schedule, the Company has not entered into a confidentiality agreement or other similar agreement with any third party (other than Buyer) pursuant to which the Company has contemplated the disclosure of confidential information of the Company.

         (d) The Agreement and Plan of Merger among UCBH Holdings, Inc., United Commercial Bank, and the Company, dated as of October 13, 2005 and each of the shareholder voting agreements between UCBH Holdings, Inc., United Commercial Bank, and each executive officer and director and certain shareholders of the Company have been terminated in accordance with their respective terms and are of no further force and effect. Except for the Cathay Options, to the Company's knowledge, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of the Company or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of the Company.

         4.16     Environmental Matters.  Subject to Section 7.9 hereof:

         (a) Except as set forth in the Company Disclosure Schedule, the Company and each of the Participation Facilities and the Loan Properties is and has been in compliance in all material respects with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of or exposure to Hazardous Materials in the environment or workplace (collectively, "Environmental Laws"), such that any violations thereof, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

         (b) Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of the Company's former Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company, any of the Company's former Subsidiaries, any Participation Facility or any Loan Property.

         (c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, during the period of (i) the Company's or any of its former Subsidiaries' ownership or operation of any of its current or former properties, (ii) the Company's or any of its former Subsidiaries' participation in the management of any Participation Facility, or (iii) the Company's or any of its former Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its former Subsidiaries' ownership or operation of any of its current or former properties, (y) the Company's or any of its former Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of former its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

         4.17 Derivative Transactions. Except as set forth in the Company Disclosure Schedule, as of the date hereof, the Company does not have any outstanding Derivative Transaction for its own account or for the account of any of its customers.

         4.18 Opinion. Prior to the execution of this Agreement, the Company has received, and provided to Cathay a copy of, a written opinion from the Company Advisor to the effect that, as of the date thereof, and based upon and subject to the matters set forth in such written opinion, the Merger Consideration and the Offer Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.

         4.20     Loans and Deposits.

         (a) Except as set forth in the Company Disclosure Schedule, as of June 30, 2005, the Company is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") over ninety (90) days delinquent in payment of principal or interest or in violation of a material non-monetary covenant or obligation, or (ii) Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.
Section 4.20(a) of the Company Disclosure Schedule sets forth (x) all of the Loans of the Company that as of June 30, 2005 were classified by any internal or external examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Company which were classified as of June 30, 2005, and (z) each asset of the Company that as of December 31, 2004, was classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Deposits in the Company of shareholders, directors and executive officers of the Company amount to no more than $5,000,000, and such deposits earn interest at rates comparable to those on other deposits of comparable size and maturity. Within seven (7) calendar days of the date of this Agreement, the Company will provide Cathay with verification of the accuracy of the foregoing figure as of the date of this Agreement, including a list of such accounts and deposits as of the date of this Agreement.

         (d) Schedule 4.20(d)-1 sets forth a true and accurate list as of December 31, 2005 of all of the Company's Loans in excess of $1 million together with the principal amount of and accrued and unpaid interest on each such Loan, the identity of the borrower thereunder (including a brief description of the nature of the business conducted by such borrower), and the category of Loan (i.e., commercial, consumer, etc.). Schedule 4.20(d)-2 sets forth a true and accurate list as of December 31, 2005 of all of the Company's depositors with deposits in excess of $500,000 million together with the amount thereof and the identity of the depositor (including a brief description of the nature of the business conducted by such borrower).

         4.21     Property.

         (a) Except as set forth in the Company Disclosure Schedule, the Company owns, with good and marketable title in the case of real property (other than real property classified as "Other Real Estate Owned"), subject only to the matters permitted by the following sentence, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the facilities owned or operated by the Company and reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets that have been delivered to Cathay prior to the date of this Agreement (except for assets held under capitalized leases identified in the Company Disclosure Schedule and personal property sold since December 31, 2004 in the ordinary course of the Company's business consistent with past practice), and all of the properties and assets purchased or otherwise acquired by the Company since December 31, 2004 (except for personal property acquired and sold since such date in the ordinary course of the Company's business consistent with past practice). All material properties and assets (other than property classified as "Other Real Estate Owned") reflected in the balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets that have been delivered to Cathay prior to the date of this Agreement are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the consolidated balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after December 31, 2004 (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) Liens for Taxes not yet due, and (iv) with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Except with respect to property classified as "Other Real Estate Owned," all buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person. All leases pursuant to which the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder.

         (b) The buildings, plants, structures and equipment of the Company used in the conduct of its business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Merger Effective Time in substantially the same manner as conducted prior to the Merger Effective Time.

         4.22     Labor Matters.

         (a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company, threatened in writing against the Company, and none of the Company's employees are or have been since December 31, 2004 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2004, no union has attempted to organize any group of the employees of the Company, and no group of the Company's employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company.

         (b) There are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company.

         (c) With respect to the Company's business, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company, threatened.

         4.23 Insurance. The Company is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks. Schedule 4.23 of the Company Disclosure Schedule lists and describes each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company, and all material claims under the policies listed on Schedule 4.23 of the Company Disclosure Schedule have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and the Company has not, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2004, there has not been any damage to, destruction of, or loss of any assets of the Company not covered by insurance that could have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.23, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of December 31, 2004 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

         4.24 Absence of Undisclosed Liabilities. Subject to Section 7.10 hereof:

         Except for items for which reserves have been established in the Company's most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to Cathay and which do not reflect any overstated assets, the Company has not incurred, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date.

No agreement pursuant to which any loans or other assets have been or will be sold by the Company entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company, to cause the Company to repurchase such loan or other asset or to pursue any other form of recourse against the Company (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). The Company has not knowingly made and shall not make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular annual dividend by the Company, no cash, stock or other dividend or any other distribution with respect to Company Capital Stock has been declared, set aside or paid, nor has any of the Company Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2004.

         4.25 Qualification as Reorganization. The Company has not taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Offer and the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         4.26 Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF CATHAY AND BUYER

         Except as set forth in the Cathay Disclosure Schedule, Cathay and Buyer hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Offer Closing Date and, if the Offer has not been consummated, the Merger Closing Date, as follows:

         5.1 Corporate Organization. Cathay is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is a California state-chartered non-member commercial bank supervised by the CADFI and the FDIC. Buyer is not a member of the FRB. Each of Cathay and Buyer (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Cathay or Buyer from performing its obligations hereunder, (ii) adversely affect the ability of Cathay or Buyer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect on Cathay or Buyer. Cathay is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Certificate of Incorporation of Cathay, the Articles of Incorporation of Buyer and the Bylaws of each of Cathay and Buyer, in each case as in effect as of the date of this Agreement, have previously been made available to the Company.

         5.2      Authority; No Violation.

         (a) Each of Cathay and Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Cathay and Buyer and by Cathay in its capacity as the sole shareholder of Buyer pursuant to applicable law, and no other corporate proceedings on the part of Cathay for Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cathay and Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Cathay and Buyer, enforceable against Cathay and Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by Cathay and Buyer nor the consummation by Cathay and Buyer of the transactions contemplated hereby, nor compliance by Cathay and Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Cathay or the organizational documents of any of Cathay's Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cathay or Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Cathay or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Cathay or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Cathay or Buyer from performing its obligations hereunder or (ii) adversely affect the ability of Cathay or Buyer to consummate the transactions contemplated hereby.

         5.3 Consents and Approvals. Except for (a) the filing of the FDIC Application and FRB Application and approval or waivers of such applications,
(b) the filing of the State Banking Approvals and Notices, (c) the filing of the Plan and Agreement of Merger, California Certificates and New York Certificates, and other required filings with the New York Filing Officers, the California Secretary and the California Commissioner, and (d) if required by law, the Securities Laws Filings and Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Cathay or Buyer of this Agreement or the consummation by Buyer of the Merger and the other transactions contemplated hereby. No vote of any shareholders of Cathay is required to approve this Agreement or to consummate the transactions contemplated hereby. Cathay has prior to the date hereof received the approval of the Board of Governors of the Federal Reserve System and the approval of the New York State Banking Department to acquire 100% of the outstanding shares of the Company (including pursuant to the Offer) on the terms and conditions set forth in this Agreement, which approval remains in full force and effect as of the date hereof.

         5.4 Broker's Fees. Neither Cathay nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement which are or would be an obligation of the Company or any of its Subsidiaries.

         5.5 Cathay Information. The information relating to Cathay and its Subsidiaries, including Buyer, to be contained in any document filed with any other Governmental Entity, including but not limited to the SEC, or provided to the Company's shareholders in connection herewith (including, without limitation, the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         5.6 Access to Funds. Cathay has, and on the Offer Closing Date and the Merger Closing Date will have, sufficient funds and available shares of Cathay Common Stock authorized to enable it to consummate the Offer and the Merger, as the case may be, and to pay the aggregate Offer Consideration and Merger Consideration, as the case may be, pursuant to the terms of this Agreement.

         5.7 Approvals. As of the date of this Agreement, Cathay knows of no reason applicable to it why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Offer) should not be obtained on a timely basis.

         5.8 Legal Proceedings. Neither Cathay nor Buyer is a party to any, and there are no pending or, to Cathay's knowledge, threatened legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Cathay or Buyer from performing their respective obligations hereunder or (ii) adversely affect the ability of Cathay or Buyer to consummate the transactions contemplated hereby.

         5.9 Compliance with Applicable Law. Cathay and each of its Subsidiaries, including Buyer, except as disclosed in any Cathay Reports filed prior to the date of this Agreement:

         (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, Buyer has a Community Reinvestment Act rating of "satisfactory" or better;

         (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Cathay and each of its Subsidiaries to carry on its business as currently conducted;

         (c) has, since December 31, 2002, received no notification or communication from any Governmental Entity (i) asserting that Cathay or any of its Subsidiaries, including Buyer, is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or
(iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Buyer's FDIC deposit insurance; and

         (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Board of Directors of Cathay or any of its Subsidiaries, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of Cathay or any of its Subsidiaries, including Buyer, and neither Cathay nor any of its Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         5.10 Regulatory Reports. Cathay and each of its Subsidiaries, including Buyer, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Regulatory Agency (collectively, the "Cathay Reports") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Cathay and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Cathay, investigation into the business or operations of Cathay or any of its Subsidiaries, including Buyer, since December 31, 2002. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Cathay or any of its Subsidiaries.

         5.11 Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V not misleading.

         5.12     Capitalization.

         (a) The authorized capital stock of Cathay consists of 100,000,000 shares of Cathay Common Stock and 10,000,000 shares of Cathay Preferred Stock. As of December 31, 2005, there were (i) 50,191,089 shares of Cathay Common Stock issued and outstanding, (ii) no shares of Cathay Preferred Stock outstanding, and (iii) 2,885,508 shares of Cathay Common Stock reserved for issuance pursuant to Cathay stock option plans ("Cathay Option Plans"). All of the issued and outstanding shares of Cathay Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Cathay Common Stock issuable pursuant to the Merger and the Offer have been duly authorized and, when issued in accordance with this Agreement, such shares will be validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in Cathay's Annual Report for the fiscal year ending December 31, 2004 on Form 10-K (including exercise rights disclosed therein), Cathay does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Cathay Capital Stock or any other equity security of Cathay or any securities representing the right to purchase or otherwise receive any shares of Cathay Capital Stock or any other equity security of Cathay other than the Rights Agreement dated as of November 16, 2000 between Cathay and American Stock Transfer and Trust Company, pursuant to which Rights Agreement Cathay granted the right to holders of certain shares of Cathay Common Stock to purchase one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock of Cathay having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached to such Rights Agreement as Exhibit A.

         (b) The authorized capital stock of Buyer consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 500,000 shares are designated as adjustable rate Noncumulative Preferred Stock, Series
A. As of the date hereof, there are 6,149,173 shares of common stock of Buyer outstanding. All of the issued and outstanding shares of common stock of Buyer are owned by Cathay. All of the issued and outstanding shares of common stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of Buyer or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock of Buyer or any other equity security of Buyer.

         5.13 Financial Statements. Cathay has previously made available to Company copies of the consolidated balance sheets of Cathay as of December 31 for the fiscal years 2001 through 2004, inclusive, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in Cathay's Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 and 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Cathay's independent public accountants or independent registered public accountants, as applicable. The December 31, 2004 balance sheet of Cathay (including the related notes, where applicable) fairly presents the financial position of Cathay as of the date thereof, the other financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present, the financial statements filed by Cathay with SEC after December 31, 2004 fairly present, and the financial statements to be filed by Cathay with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial position of Cathay for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any Cathay Report.

         5.14     Absence of Certain Changes or Events.

         (a) Except as disclosed in any Cathay Reports filed prior to the date of this Agreement, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cathay or Buyer.

         (b) Except as disclosed in any Cathay Report, since December 31, 2004, each of Cathay and Buyer has carried on its business only in the ordinary and usual course consistent with its past practice.

         5.15     Taxes.

         (a) Cathay and Buyer have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Merger Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Cathay (in accordance with GAAP) for all Taxes, with such provisions being based on estimates made by Cathay or Buyer in good faith. No deficiencies for any Taxes have been proposed or assessed in writing with respect to Cathay or Buyer, other than amounts which have been otherwise provided for or which are immaterial to the financial statements of Cathay; provided, however, Cathay has pending a corporate income tax audit by the State of California that may result in an assessment of taxes that in the aggregate would not be material to Cathay and Buyer (collectively, the "Audit"). There are no Liens for Taxes upon the assets of Cathay except for Liens that may result from the Audit and except for statutory liens for current Taxes not yet due. Neither Cathay nor Buyer has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Neither Cathay nor Buyer is a party to any agreement providing for the allocation or sharing of Taxes (other than such an agreement exclusively between or among Cathay and its Subsidiaries).

         (b) To the knowledge of Cathay, when required to do so, Buyer has properly withheld Taxes on all non-resident deposit accounts.

         5.16 Disclosure Controls and Procedures. None of Cathay's or Buyer's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Cathay or Buyer or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Cathay and Buyer have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

         5.17 Absence of Undisclosed Liabilities. To the knowledge of Cathay, and except for items for which reserves have been established in Cathay's and Buyer's most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither Cathay nor Buyer has incurred, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither Cathay nor Buyer has knowingly made nor shall make any representation or covenant in any agreement pursuant to which any loans or other assets have been or will be sold by Cathay or Buyer that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by Cathay, no cash, stock or other dividend or any other distribution with respect to Cathay Capital Stock has been declared, set aside or paid, nor has any of the Cathay Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by Cathay since March 31, 2005.

         5.18 Qualification as Reorganization. Neither Cathay nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Offer and the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Cathay nor any of its Subsidiaries is aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Offer Closing Date or, if the Offer is not consummated, the Merger Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Cathay, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company will use its reasonable efforts to (i) preserve intact the business organization of the Company, (ii) keep available to itself and Cathay the present services of the current officers and employees of the Company, (iii) preserve for itself and Cathay the goodwill of the customers of the Company and others with whom business relationships exist, and (iv) maintain and expand the deposits of the Company. Without limiting the generality of any of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Cathay, the Company shall not:

         (a) declare or pay any dividends on, or make other distributions in respect of, any shares of Company Capital Stock;

         (b) (i) split, combine or reclassify any shares of Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;
(ii) repurchase, redeem or otherwise acquire any of shares of Company Capital Stock, or any securities convertible into or exercisable for any shares of Company Capital Stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of Company Capital Stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of Company Capital Stock, or enter into any agreement with respect to any of the foregoing;

         (c) amend its Organization Certificate, Bylaws or other similar governing documents;

         (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually or $150,000 in the aggregate;

         (e)      enter into any new line of business;

         (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including without limitation any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; or (ii) open, close, sell or acquire any branches;

         (g) except as set forth in the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations (excluding, however, Company deposits) be for a period exceeding six (6) months;

         (h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII or the Tender Offer Conditions not being satisfied;

         (i) change its methods of accounting in effect at December 31, 2004, including without limitation its methods of accounting for any expense, asset, transaction, gain, income, tax, loss, deposits or any other item that may be properly taken into account in calculating Company net worth, loan and lease losses and core deposits, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

         (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company and any of its current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, except as required by applicable law and except as set forth in the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, and in any event not more than the lesser of $5,000 or 5.0% of annual compensation; or (iii) make any equity or equity-based grants or allocations under any Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

         (k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;

         (l) file any application to establish, relocate or terminate the operations of any banking office of the Company;

         (m) create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Offer Closing Date;

         (n) except pursuant to written agreements in effect on the date hereof and previously provided to Cathay, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

         (o) make or change any material election concerning Taxes (other than an election that is required by law to be made periodically and is made consistent with past practice and that does not materially increase any liability for Taxes), file any amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, obtain any Tax ruling or consent to any waiver or extension of the statute of limitations for the assessment of Taxes;

         (p) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), from constituting a reorganization within the meaning of Section 368(a) of the Code;

         (q) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;

         (r) enter into any transaction outside the ordinary course of business consistent with past practice, including (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the Company's past practice or current market rates, (iii) the entry into any material contracts, and (iv) the purchase or sale of investment securities unless such transaction (A) is prudent, necessary, consistent with the Company's written investment policies and its 2005 budget, duly approved by senior management of the Company, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of the Company's investment securities portfolio to exceed that portfolio's weighted average duration as of June 30, 2005, and (C) will not cause the balance of the Company's investment securities portfolio to exceed the Company's June 30, 2005 reforecast for the month of the Merger Closing;

         (s) except as required by law, disclose confidential information of the Company to a third party without requiring such third party to be bound by customary confidentiality obligations; or

         (t)      authorize, commit or agree to do any of the foregoing actions.

         6.2 Covenants of Cathay. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Offer Closing Date, or if the Offer is not consummated, the Merger Closing Date, Cathay shall not, and shall not permit Buyer or any of Cathay's other Subsidiaries to:

         (a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII or any of the Tender Offer Conditions not being satisfied;

         (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger or the Offer;

         (c) purchase any of the shares subject to the Cathay Options other than with the consent of the applicable option grantor;

         (d) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), from constituting a reorganization within the meaning of Section 368(a) of the Code; or

         (e)      authorize, or commit or agree to do any of the foregoing.

         6.3      Covenants of Both the Company and Cathay.

         (a) The Company and Cathay agree that they will report in their respective federal income Tax Returns for the taxable period including the Merger Closing Date that the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), qualified as a reorganization under
Section 368(a) of the Code, and will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3. No party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the Offer and the Merger, taken together (or, if the Offer is not consummated, the Merger), as a reorganization under Section 368(a) of the Code.

         (b) No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.1      Regulatory Matters.

         (a) Cathay shall prepare and file as promptly as practicable after the date hereof such regulatory filings as are applicable to the Merger and the Offer. To the extent required by applicable law, the Company shall take, in accordance with applicable law and its Organization Certificate and Bylaws, each as may be amended, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable after the consummation or expiration of the Offer and, in the case in which the Offer is not consummated, after SEC review of the S-4 Registration Statement has been completed and the S-4 Registration Statement has been declared effective. The Company's Board of Directors shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its shareholders, subject to the Board's fiduciary duties under applicable law.

         (b) If the Offer expires without having been consummated, each of the Company and Cathay shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing with the SEC within twenty (20) days after the expiration of the Offer a registration statement on Form S-4 in order to register under the Securities Act the shares of Cathay Common Stock to be issued in the Merger (the "S-4 Registration Statement"). If the Offer is consummated, Cathay shall and shall instruct their agents, attorneys and accountants to prepare and file with the SEC within twenty (20) days after the Offer Closing Date a registration statement on an appropriate form in order to register under the Securities Act the shares of Cathay Common Stock that have been issued to Accredited Investors pursuant to the Offer (the "Subsequent Registration Statement").

         (c) The Company and Cathay shall use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

         (d)      (i)      If the Offer expires without having been consummated,
then within fifteen (15) days of the expiration of the Offer, the Company shall prepare, and Cathay shall reasonably assist in such preparation of, a Company proxy statement for the purposes of submitting to the Company's shareholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and soliciting such approval (together with other proxy solicitation materials of the Company constituting a part thereof, the "Proxy Statement"). Description of Cathay and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with Cathay. The Company shall distribute the Proxy Statement to its shareholders not more than two (2) Business Days after the S-4 Registration Statement becomes effective (the "Proxy Distribution Date").

                  (ii) If the Offer is consummated and a vote of the Company shareholders is required by applicable law with respect to the Merger, then within fifteen (15) days of the Offer Closing Date, the Company shall prepare and distribute to the Company's shareholders, and Cathay shall reasonably assist in such preparation of, a Company proxy statement for the purposes of submitting to the Company's shareholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and soliciting such approval (together with other proxy solicitation materials of the Company constituting a part thereof, the "Subsequent Proxy Statement"). Description of Cathay and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with Cathay.

         (e) Each of the Company and Cathay agrees, as to itself and its Subsidiaries, if any, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 Registration Statement and the Proxy Statement will, at the time the S-4 Registration Statement and each amendment thereto, if any, becomes effective or any supplement thereto is provided to Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement or the Subsequent Proxy Statement, as the case may be, and any supplement thereto will, at the date of mailing to the Company's shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading. Each of the Company and Cathay further agrees that if it shall become aware prior to the Merger Effective Time of any information that would cause any of the statements in the S-4 Registration Statement or the Proxy Statement or the Subsequent Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the S-4 Registration Statement or the Proxy Statement or the Subsequent Proxy Statement.

         (f) Cathay will advise the Company, promptly after Cathay receives notice thereof, of the time when the S-4 Registration Statement has been declared effective, of the issuance of any stop order or the suspension of a qualification of the Cathay Common Stock for offering or sale in any jurisdiction or of the S-4 Registration Statement, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 Registration Statement or for additional information.

         (g) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. The Company and Cathay shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, Cathay or Cathay's Subsidiaries, including Buyer, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.

In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

         (h) Each of Cathay and the Company shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning itself and its Subsidiaries, if any, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement, the Proxy Statement, the Subsequent Proxy Statement or any other statement, filing, notice or application made by or on behalf of Cathay, the Company or any of Cathay's Subsidiaries to any Governmental Entity in connection with the Merger, the Offer and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall from time to time make available to Cathay, upon reasonable request, a list of the Company's shareholders and their addresses and such other information as Cathay shall reasonably request regarding the ownership of the Company Capital Stock.

         (i) Cathay and the Company shall promptly furnish each other with copies of non-confidential written communications received by Cathay or the Company, as the case may be, or any of Cathay's Subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

         (j) Other than with respect to the Subsequent Registration Statement, Cathay has no obligation to file a registration statement with the SEC with respect to the resale of the shares of Cathay Common Stock to be issued hereunder by any person.

         (k) If the Offer is not consummated, not later than the tenth Business Day following expiration of the Offer, the Company shall deliver to Cathay a schedule of each person that, to the best of the Company's knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each Company Affiliate to execute and deliver to Cathay and the Company on or before the Merger Effective Time an affiliate agreement in substantially the form attached hereto as Exhibit D.

         (l) Certificates representing the shares of Cathay Common Stock to be issued to Company Affiliates pursuant to the Merger may be subject to stop transfer orders and a restrictive legend which confirm and state that such certificates representing such shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the Securities Act applies, and that such shares may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 145, or (iii) in a transaction which, in an opinion of such holder's counsel in form and substance reasonably satisfactory to Cathay, or as described in a "no action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.

         (m) Certificates representing the shares of Cathay Common Stock to be issued pursuant to the Offer will be subject to stop transfer orders and a restrictive legend which confirm and state that such certificates representing such shares have been issued or transferred to the registered holder as the result of the Offer, and that such shares may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 144, or (iii) in a transaction which, in an opinion of such holder's counsel in form and substance reasonably satisfactory to Cathay, or as described in a "no action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.

         7.2      No Solicitation by the Company.

         (a) The Company shall, and the Company shall direct and use its reasonable efforts to cause the Company's affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Merger Effective Time or the earlier termination of this Agreement, the Company shall not, nor shall it authorize or permit any of the Company's directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) except in accordance with
Section 9.1(f) hereof, enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the twentieth (20th) day after the Proxy Distribution Date, if, and only to the extent that, the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the Board's fiduciary duties under applicable law, the Company may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.2(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal, subject to providing forty-eight (48) hours prior written notice to Cathay of the Board's decision to take such action and identifying the person making the proposal and all the material terms and conditions of such proposal (the "Company Notice") and compliance with Section 7.2(b) hereof, following delivery of the Company Notice, (1) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Cathay, and (2) participate in discussions or negotiations regarding such a Superior Proposal.

         (b)      In addition to the obligations of the Company set forth in
Section 7.2(a) hereof, the Company shall promptly advise Cathay orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Cathay informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Cathay all materials provided to or made available to any third party by the Company which were not previously provided to Cathay.

         (c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

         7.3      Access to Information.

         (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Cathay, access, during normal business hours during the period commencing on the date hereof and prior to the Merger Effective Time, to all of the Company's properties, books, contracts, loan files, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, the Company shall make available to Cathay all information concerning the Company's businesses, properties and personnel as Cathay may reasonably request and shall provide Cathay with such assistance as Cathay may reasonably request in planning and implementing transition arrangements (including with respect to the retention of officers and employees). The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company delivers to Cathay a written log notifying Cathay of the existence of, and the basis for the Company's withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) From and after the date hereof until the earlier of the Offer Closing Date and the Merger Effective Time or the earlier termination of this Agreement, the Company shall (i) invite a suitable representative of Cathay, at Cathay's sole expense, to observe all non-confidential portions of the Company's Board of Directors (and audit committee thereof) and shareholders meetings (and shall provide such representative notice of such meetings and, subject to the restrictions set forth in Section 7.3(a), copies of any materials distributed to directors, committee members and shareholders relating to non-confidential portions of such meetings) and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and

(ii) cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Cathay and to report the general status of the ongoing operations of the Company. In connection therewith, Cathay shall have the right of full review on any new loan extended by the Company in a principal amount in excess of $1,000,000. Cathay and the Company, as the case may be, will promptly notify the other party of any material change in the normal course of business or in the operation of their respective properties and of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving them, and will keep the other party fully informed of such events, including without limitation, the exit briefing at the conclusion of any regulatory examination.

         (c) No investigation by Cathay or its representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

         (d) Notwithstanding anything contained in this Agreement to the contrary, the Company and Cathay (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Cathay (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         7.4 Confidentiality. All confidential information furnished to the parties in connection with the transactions contemplated hereby shall be subject to that certain Confidentiality Agreement by and among Cathay and the Company dated as of January 17, 2006 (the "Confidentiality Agreement"), and the recipient of such information shall hold all such information in strictest confidence.

         7.5 Notification of Certain Matters. Each of Cathay and the Company shall give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement and the Tender Offer Conditions or otherwise limit or affect the remedies available to any such party hereunder.

         7.6 Employee Benefit Plans. As soon as practicable after the Merger Closing, employees of the Company shall become eligible to participate in Cathay's Plans. Cathay will:

         (a) waive all pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any Plan (which is a welfare plan under ERISA Section 3(1)) for such employees after the Merger Closing Date to the extent such employees would not have been subject to such requirements or provisions under the Company's Plans;

         (b) use commercially reasonable efforts to cause its insurers to apply toward any deductible requirements and out-of-pocket maximum limits under its Plans any similar amounts paid (or accrued) by each employee under the Company's Plans during the current plan year;

         (c) recognize for purpose of participation, eligibility and vesting (but not for purposes of benefit accrual) under its pension Plans the service of any employee with the Company prior to the Merger Closing Date; and

         (d) be responsible for satisfying obligations under ERISA Section 601 et seq. and Code Section 4980B to provide continuation coverage to any employee with respect to any qualifying event which occurs on or after the Merger Closing Date.

         7.7      Indemnification.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time, a director or officer of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of their predecessors or affiliates, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time, Cathay shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Offer Closing Date, or if the Offer is not consummated, the Merger Effective
Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Cathay; provided, however, that (1) Cathay shall have the right to assume the defense thereof and upon such assumption Cathay shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Cathay elects not to assume such defense or counsel for the Indemnified Parties reasonably advises Cathay that there are issues which raise conflicts of interest between Cathay and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Cathay, and Cathay shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Cathay shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties,

(3) Cathay shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Cathay shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Cathay thereof, provided that the failure to so notify shall not affect the obligations of Cathay under this Section 7.7 except to the extent such failure to notify prejudices Cathay. Cathay's obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time.

         (b) Cathay shall cause the persons serving as officers and directors of the Company immediately prior to the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time to be covered for a period of five (5) years from the Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Cathay may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Cathay be required to expend on an annual basis more than two hundred percent (200%) of the amount currently expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and provided further that if Cathay is unable to maintain or obtain the insurance called for by this Section 7.7(b), Cathay shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

         (c) In the event Cathay or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Cathay assume the obligations set forth in this Section 7.7.

         (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.8      Reasonable Efforts; Additional Agreements.

         (a) Subject to the terms and conditions of this Agreement, each of Cathay and the Company agrees to cooperate fully with each other and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

         (b) The Company agrees to use its reasonable efforts from the date of this Agreement to the Merger Closing to assist Cathay and Buyer in retaining all employees and customers of the Company.

         (c) In case at any time after the Offer Closing Date, or if the Offer is not consummated, the Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers and directors of each party to this Agreement and their respective Subsidiaries, if any, shall take all such necessary action as may be reasonably requested by Cathay.

         (d) Immediately following the execution and delivery of this Agreement by the Company, the Company shall use its reasonable best efforts to obtain shareholder voting agreements, in the form previously provided to the Company by Cathay, from each executive officer and director of the Company and from certain shareholders of the Company who collectively own in excess of 33 1/3% of the Company Common Stock.

         7.9 Environmental/Undisclosed Liabilities Pool. Notwithstanding anything herein to the contrary, to the extent that the representations and warranties in Sections 4.16 and 4.24, as qualified by the Company Disclosure Schedule, contain any untrue statements, and the potential liability of the Company (or, following the Merger, Buyer or Cathay) based on the subject of such untrue statements is not reasonably likely to exceed $250,000 in the aggregate, such representations and warranties shall be deemed to be true and correct and the Company shall not be deemed to have breached them. This Section 7.10 shall apply for all purposes of this Agreement, including for purposes of Section 8.1(a), Article IX and the Tender Offer Conditions.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Merger Effective Time of the following conditions:

         (a) Shareholder Approval. To the extent required by applicable law, this Agreement shall have been approved and adopted by the holders of not less than two-thirds (2/3) of the outstanding shares of Company Capital Stock.

         (b) Regulatory Approvals. All regulatory approvals and the Securities Laws Filings and Approvals required to consummate the Merger or other transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

         (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

         (d) Completion of the Offer. The Offer shall have either (a) been consummated and Cathay shall have accepted all tendered shares of Company Common Stock for payment or exchange or (b) expired in accordance with its terms without having been consummated.

         8.2 Conditions to Obligations of Cathay and Buyer. The obligation of Cathay and Buyer to consummate the Merger is also subject to the satisfaction or waiver by Cathay at or prior to the Merger Effective Time of the following conditions:

         (a) Representations and Warranties. If the Offer is not consummated, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time as though made at and as of the Merger Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Cathay shall have received a certificate, dated the Merger Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (b) Performance of Obligations of the Company. If the Offer is not consummated, the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Closing Date, and Cathay shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Cathay.

         (d) List of Properties. If the Offer is not consummated, the Company shall have delivered to Cathay separate lists of all of Company's properties and assets, real and personal, tangible or intangible, used in the conduct of its business which are reflected on a balance sheet of the Company as of the end of the month preceding the Merger Closing Date, prepared in accordance with GAAP.

         (e) Company Net Worth. If the Offer is not consummated, at the Merger Closing, the net worth of the Company shall be not less than the Company Closing Net Worth. For purposes of this condition, the net worth of the Company shall exclude (i) the after-tax effect of any expense related to this Agreement and the transactions contemplated hereby, including payments to Company Advisor under Section 4.7 hereof and payments to the Company's attorneys and accountants, not to exceed $1,800,000 in the aggregate (pre-tax), (ii) the after-tax effect of any gain or loss from the sale of assets by the Company in 2005 or 2006 in the ordinary course of business consistent with its past practices, and (iii) any change in the "Accumulated Other Comprehensive Income
(Loss), Net of Tax" line on the Company's balance sheet after June 30, 2005, all as set forth in a balance sheet of the Company as of the end of the month preceding the Merger Closing Date, prepared in accordance with GAAP, and the format of such balance sheet of the Company to be delivered as of the end of the month preceding the Merger Closing Date is attached hereto as Schedule 8.2(e).

         (f) Allowance for Loan Loss. If the Offer is not consummated, at the Merger Closing, the Company's allowance for loan and lease losses shall be not less than the Company Closing Loan Loss Reserve, and the ratio of the Company's allowance for loan and lease losses to the aggregate amount of loans in the Company's portfolio of loan assets, as set forth in the balance sheet of the Company as of the end of the month preceding the Merger Closing Date, prepared in accordance with GAAP, shall not be materially lower than the ratio of the Company's allowance for loan and lease losses to the aggregate amount of loans in the Company's portfolio of loan assets, as set forth in the balance sheet of the Company as of December 31, 2005, prepared in accordance with GAAP.

         (g) Core Deposits. If the Offer is not consummated, the balance of core deposits with the Company shall be not less than $76,000,000 on non-interest bearing core accounts, and $180,000,000 in the aggregate on all core accounts.

         (h) Tax Opinion. Cathay shall have received from its counsel, Wachtell, Lipton, Rosen & Katz, an opinion dated as of the Merger Closing Date and addressed to Cathay's board of directors, in form and substance reasonably satisfactory to Cathay, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Merger, taken together (or if the Offer is not consummated, the Merger) will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of Cathay, Buyer and the Company will be a "party to a reorganization" within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

         (i) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.

         8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Merger Effective Time of the following conditions:

         (a) Representations and Warranties. If the Offer is not consummated, the representations and warranties of Cathay set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time as though made at and as of the Merger Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Merger Closing Date, signed on behalf of Cathay by the Chief Executive Officer and the Chief Financial Officer of Cathay to such effect.

         (b) Performance of Obligations of Cathay. If the Offer is not consummated, Cathay shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Closing Date, and the Company shall have received a certificate signed on behalf of Cathay by the Chief Executive Officer and the Chief Financial Officer of Cathay to such effect.

         (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Cathay.

         (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.

         (e) Tax Opinion. The Company shall have received from its counsel, Schiff Hardin LLP, an opinion dated as of the Merger Closing Date and addressed to the Company's board of directors, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Merger, taken together (or if the Offer is not consummated, the Merger) will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of Cathay, Buyer and the Company will be a "party to a reorganization" within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

         8.4 Frustration of Merger Closing Conditions. Neither Cathay nor the Company may rely on the failure of any condition set forth in Section 8.1,
8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, as required by and subject to Section 7.8(a).

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

         9.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the
Merger:

         (a)      by mutual consent of Cathay and the Company;

         (b) by either Cathay or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the thirty (30)-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, (ii) after Cathay and the Company have performed their respective obligations under
Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals and, if Cathay is required to file the S-4 Registration Statement, the SEC informs Cathay that the SEC will not declare effective the S-4 Registration Statement, or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial, request, recommendation for withdrawal, SEC position, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

         (c) by either Cathay or the Company if the Merger shall not have been consummated on or before the Final Date, unless the failure of the Merger Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Cathay or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Merger Closing; provided, however, that neither Cathay nor the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by Cathay);

         (e) by either Cathay or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty
(30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Merger Closing; or

         (f) by the Company prior to the earlier of the Offer Closing Date and the twenty-fifth (25th) calendar day following the Proxy Statement Distribution Date in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company's shareholders under applicable law; provided, however, that the Board of Directors of the Company may terminate this Agreement pursuant to this Section 9.1(f) solely to concurrently enter into a definitive acquisition agreement or other similar agreement related to a Superior Proposal; and provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(f) only after the fifth (5th) day following Cathay's receipt of written notice advising Cathay that the Board of Directors of the Company is prepared to accept a Superior Proposal, and only if, during such five (5)-day period, if Cathay so elects, the Company and its advisors shall have negotiated in good faith with Cathay to make such adjustments in the terms and conditions of this Agreement as would enable Cathay to proceed with the transactions contemplated herein on such adjusted terms.

         9.2      Effect of Termination.

         (a) In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect except that (i) Sections 7.4, 9.2 and 10.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b)      (i)      If (x) the Company terminates this Agreement pursuant
to Section 9.1(f) hereof, or (y) Cathay terminates this Agreement under Section 9.1(d) or 9.1(e) hereof for a willful material breach of this Agreement by the Company, and Cathay is not itself in material breach of this Agreement, the Company shall pay to Cathay a termination fee equal to $5,000,000 by wire transfer of same day immediately available funds on the date of such termination. The Company and Cathay agree that the agreement contained in this
Section 9.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

                  (ii) If this Agreement shall not have been approved and adopted by at least two-thirds (2/3) of the outstanding shares of Company Common Stock under applicable law prior to the Final Date and within eighteen months of any such termination the Company shall consummate an Acquisition Transaction or enter into a written agreement with respect to an Acquisition Transaction, the Company shall pay to Cathay a termination fee equal to $4,500,000 by wire transfer of same day immediately available funds on the earlier of the consummation of such Acquisition Transaction or execution of such written agreement. The Company and Cathay agree that the agreement contained in this
Section 9.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

         (c)      If Cathay or the Company terminates this Agreement pursuant to
(i) Section 9.1(b) or (ii) pursuant to Section 9.1(c) and on the Final Date the Requisite Regulatory Approvals shall not have been obtained, then promptly following the date of such termination Cathay shall purchase and the Company shall sell 85,558 fully paid and non-assessable shares of Company Common Stock at a price of $58.44 per share (or $5,000,009 in the aggregate). Cathay and the Company shall in connection with such purchase execute such further documents, agreements and instruments, and take all other actions as may be reasonably necessary to carry out the purposes of this Section 9.2(c).

         9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Merger Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Merger Effective Time.

         10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Cathay, to:

                  Cathay General Bancorp
                  777 N. Broadway
                  Los Angeles, CA 90012
                  Attention: Corporate Secretary

                  with copies (which shall not constitute notice to Cathay) to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019
                  Attention: Edward D. Herlihy, Esq.
                             Craig M. Wasserman, Esq.

         (b)      if to the Company, to:

                  Great Eastern Bank
                  235 Fifth Avenue
                  New York, NY 10016
                  Attention: William J. Laraia, President and Chief Executive
                             Officer

                  with copies (which shall not constitute notice to the Company) to:

                  Schiff Hardin LLP
                  623 Fifth Avenue
                  New York, NY 10022
                  Attention: Harold S. Nathan

                  and

                  the Company Advisor
                  at the address provided by the Company to Cathay
                  Attention: Michael Mayes

         10.4 Interpretation. Whenever the term "person" is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the term "knowledge" is used in this Agreement, it means the actual knowledge of such party after reasonable inquiry. The terms, "Section," "Schedule" and "Exhibit" refer to sections and schedules exhibits attached to, this Agreement, respectively. The terms "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole, including all exhibits and schedules hereto. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.6 Entire Agreement. This Agreement, together with all exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein) and the Confidentiality Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

         10.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all such service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at the address of its agent set forth herein, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.

         10.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in
Section 7.4 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section
7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.10 Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market's National Market, so long as this Agreement is in effect, neither Cathay nor the Company shall, nor shall Cathay or the Company permit any of their respective Subsidiaries, if any, to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

         10.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         10.12 Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Cathay, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                CATHAY GENERAL BANCORP

                                                By:     /s/ Dunson K. Cheng
                                                        ------------------------
                                                Name:   Dunson K. Cheng
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                                CATHAY BANK

                                                By:     /s/ Dunson K. Cheng
                                                        ------------------------
                                                Name:   Dunson K. Cheng
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                                GREAT EASTERN BANK

                                                By:     /s/ William J. Laraia
                                                        ------------------------
                                                Name:   William J. Laraia
                                                Title:  President and
                                                        Chief Executive Officer

                [Signature Page to Agreement and Plan of Merger]

                                   APPENDIX I

                                  DEFINITIONS

As used in this Agreement, the following terms shall have the definitions set forth herein:

         (a) "Accredited Investor" has the meaning ascribed to such term in Regulation D of the Securities Act of 1933, as amended.

         (b) "Accredited Investor Condition" has the meaning ascribed to such term in Annex I hereto.

         (c) "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement. For the avoidance of doubt, the Cathay Options are deemed to be an Acquisition Proposal.

         (d) "Acquisition Transaction" means a (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

         (e) "Audit" has the meaning given such term in Section 5.15(a) hereof.

         (f) "Average Closing Price" means the average of the daily closing price of a share of Cathay Common Stock as reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5th) Business Day prior to the Offer Closing Date or, if the Offer is not consummated, the Merger Closing Date, as the case may be.

         (g) "Business Day" means any day on which banks are required to be open for business in New York and California.

         (h)      "Buyer" means Cathay Bank.

         (i)      "CADFI" means the California Department of Financial
Institutions.

         (j)      "California Certificates" has the meaning given such term in
Section 1.4(b) hereof.

                                  Appendix I-1

         (k)      "California Commissioner" has the meaning given such term in
Section 1.4(b) hereof.

         (l) "Cash Election Shares" means shares of Company Common Stock with respect to which a Cash Election or Combination Cash Election has been made and any shares of Company Common Stock owned by Cathay or any of its Subsidiaries immediately prior to the Offer Closing Date or Merger Effective Time, as the case may be.

         (m) "Cash Election" has the meaning given such term in Section 2.2(b) hereof.

         (n)      "Cathay" means Cathay General Bancorp, a Delaware corporation.

         (o) "Cathay Capital Stock" means Cathay Common Stock and Cathay Preferred Stock, collectively.

         (p) "Cathay Common Stock" means common stock of Cathay, par value $0.01 per share.

         (q) "Cathay Disclosure Schedule" has the meaning given such term in Section 3.1 hereof.

         (r)      "Cathay Options" has the meaning given such term in Section
4.2 hereof.

         (s)      "Cathay Option Plans" has the meaning given such terms in
Section 5.12 hereof.

         (t) "Cathay Preferred Stock" means preferred stock of Cathay, par value $0.01 per share.

         (u)      "Cathay Reports" has the meaning given such term in Section
5.10 hereof.

         (v) "Certificate" has the meaning given such term in Section 2.1(b) hereof.

         (w)      "CFC" means the California Financial Code.

         (x)      "CGCL" means the California General Corporation Law.

         (y) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (z)      "Combination Cash Election" has the meaning given such term in
Section 2.2(b) hereof.

         (aa) "Combination Stock Election" has the meaning given such term in Section 2.2(b) hereof.

         (bb)     "Company Advisor" has the meaning given such term in Section
4.7 hereof.

         (cc) "Company Affiliate" has the meaning given such term in Section 7.1(k) hereof.

         (dd) "Company Capital Stock" means the capital stock of the Company, par value $5.00.

                                  Appendix I-2

         (ee) "Company Closing Loan Loss Reserve" means the amount of the Company's allowance for loan and lease losses as set forth in the balance sheet of the Company as of December 31, 2005, prepared in accordance with GAAP.

         (ff) "Company Closing Net Worth" means, $26,750,000 plus an additional $100,000 for each month after December 31, 2005, calculated as of the first day of such month, until the Offer Closing Date or the Merger Closing Date, as the case may be, has occurred.

         (gg) "Company Contract" has the meaning given such term in Section 4.15(a) hereof.

         (hh) "Company Disclosure Schedule" has the meaning given such term in Section 3.1 hereof.

         (ii) "Company Meeting" has the meaning given such term in Section 7.1(a) hereof.

         (jj)     "Company Notice" has the meaning given such term in Section
7.2(a).

         (kk) "Company Response" has the meaning given such term in Section 1.2(e).

         (ll)     "Confidentiality Agreement" has the meaning given such term in
Section 7.4.

         (mm)     "Consents" has the meaning given such term in Section 4.3(a).

         (nn) "Converted Cash Election Share" has the meaning given such term in Section 2.2(d)(i)(C) hereof.

         (oo) "Converted Stock Election Shares" has the meaning given such term in Section 2.2(d)(ii)(B) hereof.

         (pp) "Derivative Transaction" means any transaction involving a derivative instrument within the scope of Financial Accounting Standards Board Statement 133, including without limitation any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

         (qq) "Dissenting Shares" has the meaning given such term in Section 1.6(d) hereof.

         (rr) "DPC Shares" has the meaning given such term in Section 1.6(c) hereof.

         (ss) "Election" shall have the meaning given such term in Section 2.2(b) hereof.

                                  Appendix I-3

         (tt)     "Election Deadline" shall have the meaning given such term in
Section 2.2(c) hereof.

         (uu)     "Election Form" shall have the meaning given such term in
Section 2.2(a) hereof.

         (vv)     "Environmental Laws" has the meaning given such term in
Section 4.16(a) hereof.

         (ww) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (xx) "ERISA Affiliate" has the meaning given such term in Section 4.11(a) hereof.

         (yy) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (zz)     "Exchange Agent" has the meaning given such term in Section
2.1(a).

         (aaa) "Exchange Ratio" means that number of shares of Cathay Common Stock as shall be obtained by dividing $58.44 by the Average Closing Price, rounded to the nearest one-ten-thousandth (1/10,000).

         (bbb)    "FDIC" means the Federal Deposit Insurance Corporation.

         (ccc)    "FDIC Application" has the meaning given such term in Section
4.4 hereof.

         (ddd) "Final Date" means June 30, 2006; provided, however, that if the Requisite Regulatory approvals have not been obtained by June 30, 2006 or the S-4 Registration Statement has not become effective forty-five (45) days prior to June 30, 2006, "Final Date" shall mean September 30, 2006.

         (eee)    "FRB" means the Federal Reserve Board.

         (fff)    "FRB Application" has the meaning given such term in Section
4.4 hereof.

         (ggg)    "GAAP" means generally accepted accounting principles.

         (hhh)    "Governmental Entity" has the meaning given such term in
Section 4.4 hereof.

         (iii) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

         (jjj)    "Indemnified Parties" has the meaning given such term in
Section 7.7(a) hereof.

         (kkk) "Injunction" has the meaning given such term in Section 8.1(c) hereof.

         (lll) "Insurance Amount has the meaning given such term in Section 7.7(b) hereof.

         (mmm)    "Interstate Act" has the meaning given such term in Section
1.3 hereof.

                                  Appendix I-4

         (nnn) "Lien" has the meaning given such term in Section 4.3(b) hereof.

         (ooo) "Loan Property" means any property with respect to which the Company holds a security interest (as defined in 42 U.S.C. Sections. 9601(20)(G)(vi)), as collateral for a loan or other extension of credit, and, where required by the context, said term means the owner or operator of such property.

         (ppp) "Loans" has the meaning given such term in Section 4.20(a) hereof.

         (qqq) "Mailing Date" has the meaning given such term in Section 2.2(a) hereof.

         (rrr) "Material Adverse Effect" means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities,
(B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), or (D) in the case of the Company, any action or omission of the Company taken with the prior written consent of Cathay, and in the case of Cathay, any action or omission of Cathay taken with the prior written consent of the Company; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.

         (sss) "Maximum Stock Conversion Number" means the product of .60 and the number of outstanding shares of Company Common Stock immediately prior to the expiration of the Offer, in the case of the Offer, or the Merger Effective Time, in the case of the Merger; provided, however, if the Average Closing Price is less than $31.86, then the Maximum Stock Conversion Number shall mean the product of .45 and the number of outstanding shares of Company Common Stock immediately prior to the expiration of the Offer, in the case of the Offer, or the Merger Effective Time, in the case of the Merger Effective Time.

         (ttt)    "Merger" has the meaning given such term in the recitals.

         (uuu) "Merger Closing" has the meaning given such term in Section 1.4(a) hereof.

         (vvv)    "Merger Closing Date" has the meaning given such term in
Section 1.4(a) hereof.

         (www)    "Merger Consideration" has the meaning given such term in
Section 1.6(a) hereof.

         (xxx)    "Merger Effective Time" has the meaning given such term in
Section 1.4(b) hereof.

         (yyy) "Merger Election Form" shall have the meaning given such term in Section 2.2(a) hereof.

                                  Appendix I-5

         (zzz) "Merger Election Form Record Date" shall have the meaning given such term in Section 2.2(a) hereof.

         (aaaa) "Minimum Condition" shall have the meaning given such term in Annex I hereof.

         (bbbb) "Minimum Stock Conversion Number" means the product of .45 and the number of outstanding shares of Company Common Stock immediately prior to the expiration of the Offer in the case of the Offer and the Merger Effective Time in the case of the Merger.

         (cccc)   "New York Certificates" has the meaning given such term in
Section 1.4(b) hereof.

         (dddd)   "New York Filing Officers" has the meaning given such term in
Section 1.4(b) hereof.

         (eeee)   "NYBCL" means the New York Business Corporation Law.

         (ffff) "NYBL" means the New York Banking Law, Chapter 2 of the New York State Consolidated Laws.

         (gggg)   "NYSBD" means the New York State Banking Department.

         (hhhh)   "Offer" has the meaning given such term in the recitals.

         (iiii)   "Offer Closing Date" has the meaning given such term in
Section 1.2(f) hereof.

         (jjjj)   "Offer Consideration" has the meaning given such term in
Section 1.2(a).

         (kkkk) "Offer Documents " has the meaning given such term in Section 1.2(d).

         (llll) "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

         (mmmm) "Participation Facility" means any property with respect to which either (i) Company has "foreclosed" on a security interest held by it, or
(ii) has been or may be deemed to have "participated in the management" of such property as such terms are defined respectively in 42 U.S.C. Sections. 9601(20)(E)(ii) and 42 U.S.C. Sections. 9601(20)(F).

         (nnnn) "Per Share Cash Consideration" has the meaning given such term in Section 1.2(a).

         (oooo) "Per Share Stock Consideration" means that number of shares of Cathay Common Stock equal to the Exchange Ratio.

         (pppp) "Plan and Agreement of Merger" has the meaning given such term in Section 1.4(b) hereof.

         (qqqq) "Plans" has the meaning given such term in Section 4.11(a) hereof.

         (rrrr) "Proxy Statement" has the meaning given such term in Section 7.1(d) hereof.

                                  Appendix I-6

         (ssss) Proxy Statement Distribution Date" has the meaning given such term in Section 7.1(d).

         (tttt) "Regulatory Agency" has the meaning given such term in Section 4.5(a) hereof.

         (uuuu) "Requisite Regulatory Approvals" has the meaning given such term in Section 8.1(b) hereof.

         (vvvv) "S-4 Registration Statement" has the meaning given such term in Section 7.1(b) hereof.

         (wwww)   "SEC" means the U.S. Securities and Exchange Commission.

         (xxxx)   "Securities Act" means the Securities Act of 1933, as amended.

         (yyyy)   "SRO" means self-regulatory organization.

         (zzzz) "Securities Laws Filing and Approvals" means all filings to be made with, hearings to be conducted before, approvals to be provided by, permits to be issued by, and/or registrations to be made with the SEC in accordance with and pursuant to the provisions of Section 7.1 of this Agreement.

         (aaaaa)  "SNYBD" means the State of New York Banking Department.

         (bbbbb) "State Banking Approvals and Notices" has the meaning given such term in Section 4.4 hereof.

         (ccccc) "Stock Election" has the meaning given such term in Section 2.2(b) hereof.

         (ddddd) "Stock Election Shares" means shares of Company Common Stock with respect to which a Stock Election or Combination Stock Election has been made.

         (eeeee) "Stock-Selected Undesignated Share" has the meaning given such term in Section 2.2(d)(i)(B) hereof.

         (fffff) "Subsequent Proxy Statement" shall have the meaning given to such term in Section 7.1(d) hereof.

         (ggggg) "Subsequent Registration Statement" shall have the meaning given to such term in Section 7.1(b) hereof.

         (hhhhh) "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

         (iiiii) "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, one hundred percent (100%) of the combined voting power of the shares of capital stock of the Company then outstanding or all or substantially all of the assets of the Company and otherwise

                                  Appendix I-7

(i) on terms and conditions that the Board of Directors of the Company determines in its good faith judgment, following consultation with the Company Advisor, to be more favorable from a financial point of view to the Company's shareholders than the Merger and which would result in the receipt by the Company's shareholders of merger consideration with an aggregate value that is materially higher than such shareholders are to receive in the Merger, (ii) that constitutes a transaction that, in such Board of Directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and
(iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is highly likely to be obtained by such third party.

         (jjjjj)  "Surviving Corporation" has the meaning given such term in
Section 1.3 hereof.

         (kkkkk) "Takeover Laws" has the meaning given such term in Section 4.4(b) hereof.

         (lllll)  "Takeover Provisions" has the meaning given such term in
Section 4.4(b) hereof.

         (mmmmm) "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         (nnnnn) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         (ooooo)  "Trust Account Shares" has the meaning given such term in
Section 1.6(c) hereof.

         (ppppp) "Undesignated Shares" means those shares deemed to be Undesignated Shares under Sections 2.2(b) and 2.2(d)(v) hereof.

         (qqqqq) "USA PATRIOT Act" has the meaning given such term in Section 4.14(a) hereof.

                                  Appendix I-8

                                                                       EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated as of , 2006 (this "Merger Agreement"), is made and entered into by and among Great Eastern Bank, a New York state-chartered bank ("GEB"), Cathay Bank, a California state-chartered bank ("Buyer"), and Cathay General Bancorp, a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, and the parent of Buyer("Cathay").

                  A. The Boards of Directors of GEB and Buyer have approved and deemed it advisable and in the best interests of GEB and Buyer and their respective shareholders that GEB and Buyer consummate the business transaction provided for herein, in which GEB would merge with and into Buyer (the "Merger").

                  B. GEB, Buyer and Cathay have entered into an Agreement and Plan of Merger dated as of February 16, 2006 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

         In consideration of the promises and mutual agreements contained in this Merger Agreement and the Agreement, the parties to this Merger Agreement hereby agree that GEB shall be merged with and into Buyer in accordance with the provisions of the laws of the State of California and the State of New York, and upon the terms and subject to the conditions set forth as follows:

                  1.       The Merger

                           (a) The Merger shall be pursuant to the provisions
                  of, and with the effect provided in, the California General Corporation Law and the New York Banking Law, and the Merger shall become effective on the date this Merger Agreement is accepted for filing by the Secretary of State of the State of California (the "Effective Time of the Merger").

                           (b) At the Effective Time of the Merger, GEB shall be
                  merged with and into Buyer, and Buyer shall be the surviving corporation (the "Surviving Corporation"). Buyer shall thereupon succeed, without other transfer, to all rights and properties, and shall be subject to all the debts and liabilities, of GEB, and the separate existence of Buyer as a California corporation, with all of its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Merger.

                  2.       Corporate Governance.

                           (a) From and after the Effective Time of the Merger
                  and until thereafter amended as provided by law, (i) the Articles of Incorporation of Buyer as in effect immediately prior to the Effective Time of the Merger shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (ii) the Bylaws of Buyer as in effect immediately prior to the Effective Time of the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

                                 Exhibit A - 1

                           (b) At the Effective Time of the Merger, the
                  directors and officers of the Surviving Corporation shall be those persons who are the directors and officers of Buyer at the Effective Time of the Merger, and they shall continue to hold office from and after the Effective Time of the Merger until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified.

                           (c) The Surviving Corporation intends to continue to
                  operate the following offices of GEB, which constitute all of the offices of GEB, for the foreseeable future following the Effective Time:

ADDRESS                                                            OWNED/LEASED

Midtown Manhattan -- Main Office (New York County)                    Owned
    235 Fifth Avenue
    New York, NY 10016
Flushing (Queens County)                                              Owned
    41-48 Main Street
    Flushing, NY 11354
Flushing North (Queens County)                                        Leased
    36-54 Main Street
    Flushing, NY 11355
Chinatown (New York County)                                           Leased
    16-18 East Broadway
    New York, NY 10002
Brooklyn (Kings County)                                               Leased
    55-01 Eighth Avenue
    Brooklyn, NY 11220

         3.       Effect of Merger on Outstanding Shares.

         In and by virtue of the Merger and at the Effective Time of the Merger, the shares of the common stock of Buyer ("Buyer Stock") and the shares of the capital stock of GEB ("GEB Stock") outstanding at the Effective Time of the Merger shall be affected as follows:

                  (a) Effect on Buyer Stock. Each share of Buyer Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain unchanged.

                  [(b)     Effect on GEB Stock. Each share of GEB Stock issued
         and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive (i) shares of Cathay common stock, par value $0.01 with a value of $58.44 (valued at the Average Closing Price), (ii) $58.44 in cash, or (iii) a combination of such shares and cash. Notwithstanding any other provision hereof, no fractional shares of Cathay common stock shall be issued to holders of GEB Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Cathay common stock shall receive, at the time of surrender of certificates representing any such share of GEB Stock, an amount in cash equal to the product $58.44 multiplied by the fraction of a share of Cathay common stock to which such holder otherwise would be entitled, rounded to the nearest cent.][If the Offer is not consummated]

                                  Exhibit A - 2

                  [(b)     Effect on GEB Stock. Each share of GEB Stock issued
         and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive $58.44 in cash.][If the Offer is consummated]

                  [(c)     Allocation of Cathay Stock and Cash. Shares of GEB
         Stock shall be converted into shares of Cathay Stock, cash or a combination of such shares and cash in accordance with the elections of the holders of GEB Stock, provided that the aggregate number of shares of Cathay Stock issued in the Merger shall not exceed the Maximum Stock Conversion Number or be less than the Minimum Stock Conversion Number.

                  (d)      Certain Definitions. For purposes of this Section 3:

                           (i) "Average Closing Price" means the average of the daily closing price of a share of Cathay common stock as reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Effective Time of the Merger.

                           (ii) "Maximum Stock Conversion Number" means the product of .60 and the number of outstanding shares of Company Capital Stock immediately prior to the Effective Time; provided, however, if the Average Closing Price is less than $31.86, then the Maximum Stock Conversion Number shall mean the product of .45 and the number of outstanding shares of GEB capital stock immediately prior to the Effective Time of the Merger.

                           (iii) "Minimum Stock Conversion Number" means the product of .45 and the number of outstanding shares of GEB capital stock immediately prior to the Effective Time of the Merger. ] [If the Offer is not consummated]

         4.       General Provisions.

         (a) Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (b) Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other.

                                 Exhibit A - 3

         (c) Governing Law. This Merger Agreement has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto, without giving effect to any choice or conflict of law provision or rule.

                  [remainder of page intentionally left blank]

                                  Exhibit A - 4

         IN WITNESS WHEREOF, the parties have duly executed this Plan and Merger Agreement as of the date first written above.

                                                GREAT EASTERN BANK

                                                By:
                                                        ------------------------
                                                Name:   William J. Laraia
                                                Title   President

                                                By:
                                                        ------------------------
                                                Name:   Ming-Hsiung Chuang
                                                Title:  Secretary

                                                CATHAY BANK

                                                By:
                                                        ------------------------
                                                Name:
                                                Title:

                                                By:
                                                        ------------------------
                                                Name:
                                                Title:

                                                CATHAY GENERAL BANCORP

                                                By:
                                                        ------------------------
                                                Name:
                                                Title:

                                                By:
                                                        ------------------------
                                                Name:
                                                Title:

                                  Exhibit A - 5

                            CERTIFICATE OF APPROVAL
                                       OF
                              AGREEMENT OF MERGER

[        ] and [        ] certify that:

1.       They are the [      ] and the [      ], respectively, of Cathay Bank, a
         California corporation (the "Corporation").

2. The Plan and Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of the Corporation by a majority vote of all the members thereof.

3. No vote of the shareholders of the Corporation was required pursuant to California Corporations Code Section 1201.

4. No vote of the shareholders of Cathay General Bancorp, the parent of the Corporation, was required.

We further declare under penalty of perjury under the laws of the State of California and under the laws of the State of New York that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: ___________, 2006

                                                        ------------------------
                                                Name:
                                                Title:


                                                        ------------------------
                                                Name:
                                                Title:

                                 Exhibit B - 1

                            CERTIFICATE OF APPROVAL
                                       OF
                              AGREEMENT OF MERGER

         William J. Laraia and Ming-Hsiung Chuang certify that:

1. They are the President and the Secretary, respectively, of Great Eastern Bank, a New York corporation (the "Corporation").

2. The Plan and Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of the Corporation by a majority vote of all the members thereof.

3. The Plan and Agreement of Merger was submitted to the stockholders of the Corporation at a meeting thereof held upon notice of at least fifteen days, specifying the time, place and object of such meeting and addressed to each stockholder at the address appearing upon the books of the Corporation and published at least once a week for two successive weeks in one newspaper in each county in which any of the merging corporations has its principal place of business.

4. Such Plan and Agreement of Merger was approved at such meeting by stockholders owning at least two-thirds in amount of a the stock of the Corporation. The number of shares voting in favor of the merger equaled or exceeded the vote required. The percentage vote required was more than 66.67%.

5. There is one (1) class of voting stock, and the number of shares of such class outstanding is 1,728,333.

We further declare under penalty of perjury under the laws of the State of California and under the laws of the State of New York that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: ______________, 2006

                                                        ------------------------
                                                Name:   William J. Laraia
                                                Title:  President


                                                        ------------------------
                                                Name:   Ming-Hsiung Chuang
                                                Title:  Secretary

                                 Exhibit C - 1

                               GREAT EASTERN BANK

                              AFFILIATE AGREEMENT

Ladies and Gentlemen:

         The undersigned, a holder of __________ shares of common stock ("Company Common Stock") of Great Eastern Bank, a New York state-chartered bank (the "Company"), is entitled to receive ___________ shares of common stock, par value $0.01 per share ("Cathay Common Stock"), of Cathay General Bancorp, a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended ("Cathay"), in connection with the merger (the "Merger") of the Company and with and into Cathay's wholly owned subsidiary Cathay Bank ("Cathay Bank") pursuant to and in compliance with that certain Agreement and Plan of Merger by and among Cathay, Cathay Bank and the Company dated as of February 16, 2006 (the "Merger Agreement"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact, nor as a waiver of any right the undersigned may have to object to any claim that the undersigned is such an affiliate on or after date of this letter agreement.

         If, in fact, the undersigned were such an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Cathay Common Stock received by the undersigned in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and, to the extent the undersigned felt or feels it necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

         The undersigned hereby represents to and covenants with Cathay that the undersigned will not sell, assign, transfer or otherwise dispose of publicly or privately any of the shares of Cathay Common Stock received by the undersigned in the Merger pursuant to the Merger Agreement except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of the general counsel of Cathay, or other counsel reasonably satisfactory to Cathay, or as described in a "no-action" or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

         In the event of a sale or other disposition by the undersigned of shares of Cathay Common Stock pursuant to Rule 145(d), the undersigned will supply Cathay with evidence of compliance with such rule, in the form of a letter in form and substance reasonably satisfactory to Cathay and, to the extent required by the preceding paragraph, the opinion of counsel or no-action letter referred to in such paragraph. The undersigned understands that if Cathay has reasons to believe that the undersigned has not complied with Rule 145(d), it may instruct its transfer agent to withhold the transfer of any shares of Cathay Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance, of which a legal opinion from legal counsel of Cathay or other counsel reasonably satisfactory to Cathay shall be conclusive, Cathay shall cause the transfer agent to effectuate the transfer of shares of Cathay Common Stock sold as indicated in such letter. Notwithstanding the foregoing, Cathay shall revoke the stop transfer instructions with respect to any shares of Cathay Common Stock held by the undersigned or a transferee of the undersigned as to which the legend referred to below has been removed.

                                  Exhibit D - 1

         The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing any shares of Cathay Common Stock received by the undersigned in connection with the Merger pursuant to the Merger Agreement or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) upon the transfer by the undersigned of shares of Cathay Common Stock in a sale made in conformity within the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Cathay from independent counsel reasonably satisfactory to Cathay to the effect that such legends are no longer required for purposes of the Securities Act.

         There will be placed on certificates for shares of Cathay Common Stock issued to the undersigned, or, except as otherwise provided herein, any substitutions therefore, a legend stating in substance:

         The shares' represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies. The shares may not be sold, pledged or otherwise disposed of except pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Act.

         It is understood and agreed that certificates with the legend set forth in the preceding paragraph will be substituted by delivery of certificates without such legend if:

                  (i) One year shall have elapsed from the date the undersigned acquired the shares of Cathay Common stock received in the Merger pursuant to the Merger Agreement and the provisions of Rule 145(d)(2) are then available to the undersigned;

                  (ii) two years shall have elapsed from the date the undersigned acquired the shares of Cathay Common Stock received in the Merger pursuant to the Merger Agreement and the provisions of Rule 145(d)(3) are then applicable to the undersigned;

                  (iii) Cathay has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Cathay, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned; or

                  (iv) Any registration statement registering the resale of the shares of Cathay Common Stock issued to the undersigned is declared effective by the SEC or automatically becomes effective.

                                 Exhibit D - 2

         For so long as and to the extent necessary to permit the undersigned to sell its shares of Cathay Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Cathay shall take all such actions as reasonably available to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), referred to in paragraph
(c)(1) of Rule 144 (or, if applicable, Cathay shall use reasonable efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), furnish to the undersigned upon request a written statement as to whether Cathay has complied with such reporting requirements during the twelve months preceding any proposed sale under Rule 145, and otherwise take all such actions as reasonably available to permit such sales pursuant to Rule 145 and Rule 144. Cathay has filed, on a timely basis, all reports required to be filed with the SEC under Section 13 of the Exchange Act during the preceding twelve months.

         The undersigned acknowledges that the undersigned has carefully read this letter agreement and understands and agrees to the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Cathay Common Stock.

                                                Very truly yours,

                                                Signature:
                                                           ---------------------

Dated:  ______________, 2006                    Type Name:
                                                           ---------------------

                                  Exhibit D - 3

                                     ANNEX I
                                     -------

                             CONDITIONS TO THE OFFER
                             -----------------------

         THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") TO WHICH THIS ANNEX I IS ATTACHED.

         Notwithstanding any other provisions of the Offer, Cathay shall be required to accept for payment and pay for shares of Company Common Stock only if each of the following conditions is satisfied or waived prior to the acceptance for payment of such shares of Company Common Stock (and remains so satisfied or waived at the time of such acceptance), and, to the extent any of the conditions are not so satisfied, Cathay may delay the acceptance for payment of the shares of Company Common Stock and may terminate or, subject to the terms of the Merger Agreement, amend the Offer:

         (a) Regulatory Approvals. All regulatory approvals and the Securities Laws Filings and Approvals required to consummate the Offer and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.

         (b) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Offer or the other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Offer or the other transactions contemplated hereby.

         (c) Representations and Warranties. The representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Offer Closing Date as though made at and as of the Offer Closing Date (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or some other date shall be true and correct as of such date), and Cathay shall have received a certificate, dated the Offer Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (d) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Offer Closing Date, and Cathay shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (e) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Offer and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Cathay.

                                   Annex I - 1

         (f) List of Properties. The Company shall have delivered to Cathay separate lists of all of Company's properties and assets, real and personal, tangible or intangible, used in the conduct of its business which are reflected on a balance sheet of the Company as of the end of the month preceding the Offer Closing Date, prepared in accordance with GAAP.

         (g) Company Net Worth. On the Offer Closing Date, the net worth of the Company shall be not less than the Company Closing Net Worth. For purposes of this condition, the net worth of the Company shall exclude (i) the after-tax effect of any expense related to the Merger Agreement and the transactions contemplated hereby, including payments to Company Advisor under Section 4.7 hereof and payments to the Company's attorneys and accountants, not to exceed $1,800,000 in the aggregate (pre-tax), (ii) the after-tax effect of any gain or loss from the sale of assets by the Company in 2005 or 2006 in the ordinary course of business consistent with its past practices, and (iii) any change in the "Accumulated Other Comprehensive Income (Loss), Net of Tax" line on the Company's balance sheet after June 30, 2005, all as set forth in a balance sheet of the Company as of the end of the month preceding the Offer Closing Date, prepared in accordance with GAAP, and the format of such balance sheet of the Company to be delivered as of the end of the month preceding the Offer Closing Date is attached hereto as Schedule 8.2(e).

         (h) Allowance for Loan Loss. On the Offer Closing Date, the Company's allowance for loan and lease losses shall be not less than the Company Closing Loan Loss Reserve, and the ratio of the Company's allowance for loan and lease losses to the aggregate amount of loans in the Company's portfolio of loan assets, as set forth in the balance sheet of the Company as of the end of the month preceding the Offer Closing Date, prepared in accordance with GAAP, shall not be materially lower than the ratio of the Company's allowance for loan and lease losses to the aggregate amount of loans in the Company's portfolio of loan assets, as set forth in the balance sheet of the Company as of December 31, 2005, prepared in accordance with GAAP.

         (i) Core Deposits. The balance of core deposits with the Company shall be not less than $76,000,000 on non-interest bearing core accounts, and $180,000,000 in the aggregate on all core accounts.

         (j) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Offer or other transactions contemplated hereby shall be pending.

         (k) Minimum Condition. Holders of more than 66 2/3% of the outstanding shares of Company Common Stock shall have validly tendered such shares into the Offer and not withdrawn their shares of Company Common Stock (the "Minimum Condition").

         (l) Accredited Investor Condition. Holders of shares of Company Common Stock representing more than the Minimum Stock Conversion Number shall have (i) validly tendered such shares into the Offer and not withdrawn their shares of Company Common Stock, (ii) provided Cathay with the necessary documentation to establish that each such holder is an Accredited Investor, and
(iii) validly elected to receive shares of Cathay Common Stock pursuant to the Offer (the "Accredited Investor Condition").

                                  Annex I - 2

         The parties acknowledge that the Tender Offer Conditions set forth above in this Annex I are for the sole benefit of Cathay, that Cathay may assert the failure of any of the Tender Offer Conditions to be satisfied regardless of the circumstances (other than any circumstance arising solely by any action or inaction by Cathay) giving rise to any such failure, that the Company shall not assert the failure of, or waive, any such condition without the prior written consent of Cathay, and that if Cathay elects to waive any such condition to the Offer (which Cathay may do in whole or in part at any time and from time to time), the Company shall cooperate and comply with such election. The failure by Cathay at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.

                                  Annex I - 3